Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of June 13, 2022

by and among

Blink Charging Co., a Nevada corporation,

Blink Sub I Corp., a Delaware corporation,

Blink Sub II LLC, a Delaware limited liability company,

SemaConnect, Inc., a Delaware corporation,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(solely in its capacity as the Stockholders’ Representative)

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INDEX OF SCHEDULES AND EXHIBITS

Annex A – Illustrative Pre-Closing Statement and Working Capital Sample

Annex B – Illustrative Allocation Statement

Exhibit A – Certificate of Incorporation of Surviving Company

Exhibit B – Surviving Company Limited Liability Company Agreement

Exhibit C – Escrow Agreement

Exhibit D – Form of Letter of Transmittal

Exhibit E – Form of Registration Rights Agreement

Exhibit F – Form of Option Surrender Form

Exhibit G – Paying Agent Agreement

Exhibit H – R&W Policy

Exhibit I – Form of Employment Agreements

Exhibit J – Form of Restricted Covenant Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 13, 2022, is by and among Blink Charging Co., a Nevada corporation (“Parent”), Blink Sub I Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub I”), Blink Sub II LLC, a newly-formed Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub II”, and, together with Merger Sub I, the “Merger Subs”, and each, a “Merger Sub”), SemaConnect, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholders’ Representative (as defined below) and only for the express purposes provided herein and no other purpose. Certain capitalized terms used herein are defined in Section 9.13.

RECITALS

WHEREAS, the board of directors of the Company and Parent, including Parent in its capacity as the sole stockholder of each Merger Sub, have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of the Company and Parent, including the Parent as the sole stockholder of each Merger Sub, have approved and declared advisable this Agreement and the merger of Merger Sub I with and into the Company, immediately followed by the merger of Surviving Company with and into Merger Sub II as Surviving Company, pursuant to an integrated plan, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), whereby, except as expressly provided in Article II hereof, each issued and outstanding share of Company Capital Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Mergers shall be considered together as a single integrated transaction and the Mergers shall qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(A);

WHEREAS, immediately following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of (a) its stockholders approving this Agreement, the Mergers and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, Parent, each Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers as set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

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Article I

THE MERGER

Section 1.1 The Mergers.

(a) At the Effective Time of Merger I, Merger Sub I shall merge with and into the Company (the “Merger I”), whereupon the separate existence of Merger Sub I shall cease, and the Company shall be the surviving corporation of Merger I (thereafter, “Newco”). The Merger I shall become effective at such time as the Certificate of Merger I is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger I (the “Effective Time of Merger I”). From and after the Effective Time of Merger I, the Newco shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub I, as provided under the DGCL.

(b) At the Effective Time of Merger II, the Newco shall merge with and into Merger Sub II in accordance with the DGCL and DLLCA (the “Merger II” and together with the Merger I, the “Mergers”), whereupon the separate existence of the Newco shall cease, and Merger Sub II shall be the surviving company of the Merger II (the “Surviving Company”). The Merger II shall become effective at such time as the Certificate of Merger II is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger II (the “Effective Time of Merger II”). From and after the Effective Time of Merger II, the Surviving Company shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Newco and Merger Sub II, as provided under the DGCL and DLLCA.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) will take place at 12:00 p.m., Eastern Time, on the second (2nd) business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), remotely via the exchange of documents, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Certificates of Merger.

(a) Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the parties shall file a certificate of merger to effect the Merger I (the “Certificate of Merger I”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL.

(b) Subject to the provisions of this Agreement, immediately following the Effective Time of Merger I, the parties shall file a certificate of merger to effect the Merger II (the “Certificate of Merger II”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and DLLCA, and shall make all other filings and recordings required under the DGCL and DLLCA.

Section 1.4 Organizational Documents of the Surviving Company.

(a) As of the Effective Time of Merger I, without any further action on the part of any party or the stockholders of the Company, the certificate of incorporation attached hereto as Exhibit A (the “Newco Company Charter”) shall be the certificate of incorporation of the Newco, until amended in accordance with applicable Law. As of the Effective Time of Merger II, without any further action on the part of any party or any limited liability company interest holder of Surviving Company, the certificate of formation of Merger Sub II shall be the certificate of formation of the Surviving Company (except that the name of the Surviving Company shall be “SemaConnect LLC”) until amended in accordance with applicable Law.

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(b) From and after the Effective Time of Merger I, the limited liability company agreement attached hereto as Exhibit B (the “Surviving Company Limited Liability Company Agreement”) shall be the limited liability company agreement of the Surviving Company, until amended in accordance with applicable Law. From and after the Effective Time of Merger II, the limited liability company agreement of Merger Sub II at the Effective Time of Merger II shall be the limited liability company agreement of the Surviving Company (except that the title thereof shall read “Limited Liability Company Agreement of SemaConnect LLC”) until amended in accordance with applicable Law.

Section 1.5 Directors and Officers. From and after the Effective Time of Merger I, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of Merger Sub I at the Effective Time of Merger I shall be the directors and officers of the Surviving Company. From and after the Effective Time of Merger II, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Parent shall be the managers and officers of the Surviving Company.

Article II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1 Merger Consideration.

(a) The aggregate merger consideration shall consist of, and determined by an amount equal to (i) the Base Amount, plus (ii) the Positive Estimated Working Capital Adjustment Amount, if any, minus (iii) the Negative Estimated Working Capital Adjustment Amount, if any, minus (iv) the Debt Payoff Amount, plus (v) Closing Date Cash and Cash Equivalents, minus (vi) the Transaction Expenses, minus (vii) the WC Escrow Amount, minus (viii) the Indemnification Escrow Amount, minus (ix) the Stockholders’ Representative Expense Fund, and plus (x) the aggregate exercise price of all of the In-the-Money Vested Options outstanding immediately prior to the Effective Time of Merger I (the “Merger Consideration”). The Merger Consideration shall be calculated according to the methods and procedures in this Article II, and subject to adjustments at the Closing pursuant to Section 2.2(e) and Section 2.6. The Merger Consideration shall be payable in Closing Date Stock Consideration, Closing Date Adjusted Cash Consideration, and Deferred Cash Consideration.

(b) In the event that, as of the Closing, the Closing Date Stock Consideration would equal or exceed 20% of the then outstanding shares of Parent Common Stock or 20% of the voting power of Parent, then (i) the Closing Date Stock Consideration shall be reduced to an amount equal to 19.9% of the then outstanding shares of Parent Common Stock or 19.9% of the voting power of Parent, as applicable, and (ii) the Closing Date Unadjusted Cash Consideration shall be increased by an amount equal to such reduction of the number of shares of Parent Common Stock constituting the Closing Date Stock Consideration, multiplied by the Parent Stock Price. For the avoidance of doubt, the aggregate Merger Consideration shall not change as a result of this Section 2.1(b).

(c) Parent shall deliver to the appropriate lenders, by wire transfer of immediately available funds, all amounts necessary to repay in full all Indebtedness of the Company (including, in each case, all accrued interest, costs and expenses due to such lenders) of the Company set forth Section 3.7(b) of the Company Disclosure Schedule (collectively, the “Debt Payoff Amount”). All such amounts shall be paid with cash. The Company will obtain a payoff letter and termination and release document reasonably acceptable to Parent from each creditor set forth on Section 3.7(b) of the Company Disclosure Schedule (the “Payoff Letter”).

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(d) Certain Adjustments. If, between the date of this Agreement and the Effective Time of Merger I, the outstanding shares of Company Capital Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change. If, between the date of this Agreement and the Effective Time of Merger I, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Closing Date Stock Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change. Nothing in this Section 2.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Mergers, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Capital Stock pursuant to Section 2.1(a), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Stock Price by (ii) the fraction of a share (after aggregating all shares represented by certificates and book-entry shares delivered by such holder and rounded to four decimal places when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

(f) Adjustments to Account for Minimum Liquidation Amounts. Notwithstanding anything to the contrary in this Agreement, the amounts of Merger Consideration, Option Cancellation Payments (including the Deferred Cash Option Cancellation Payments) payable to the Equityholders pursuant to this Agreement shall be adjusted to ensure that each holder of an Outstanding Company Series D Preferred Share receives its Series D Liquidation Amount and each holder of an Outstanding Company Series E Preferred Share receives its Series E Liquidation Amount, in each case, as required under the Company Charter; provided, however, in no event shall any such adjustment increase the Merger Consideration.

(g) Deferred Cash Consideration. The Deferred Cash Consideration shall be subject to the following:

(i) Upon the mutual agreement of the Equityholders and Parent, Parent may pay the Deferred Cash Consideration in advance of the Deferred Payment Date.

(ii) Parent shall immediately pay the entire Deferred Cash Consideration upon the consummation of a Change of Control of Parent.

(iii) Except in respect of any required withholding Taxes, Parent shall have no right of offset, deduction, or counterclaim (or any similar right) under statutory law, common law, or otherwise against any amounts of Deferred Cash Consideration due and payable to Equityholders hereunder in the event of any dispute and, in the event of any such dispute, Parent further agrees it shall pursue only such remedies, other than the right to offset, as are otherwise available to it. For the avoidance of doubt, any Taxes withheld or paid over to the appropriate Governmental Entity in respect of the foregoing shall be treated for all purposes of this Agreement as having been paid to the Equityholders.

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Section 2.2 Conversion of Shares. At the Effective Time of Merger I, by virtue of the Merger I and without any action on the part of the Company, Parent, the Merger Subs or the holder of any shares of Company Capital Stock or any shares of capital stock of Parent:

(a) Each share of Merger Sub I issued and outstanding immediately prior to the Effective Time of Merger I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Newco.

(b) Each Outstanding Company Common Share (other than (x) shares of Company Common Stock cancelled pursuant to Section 2.2(e) and (y) Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed letter of transmittal substantially in the form attached hereto as Exhibit D (“Letter of Transmittal”) and Surrendered Certificate(s) (if certificated), (x) the Closing Date Per Share Merger Consideration payable (i) in an amount of cash and Parent Common Stock and in such allocation and according to the provisions set forth in Section 2.5, and (ii) the Deferred Per Share Merger Consideration payable in an amount of cash on the Deferred Payment Date and in such allocation and according to the provisions set forth in Section 2.5. Any shares of Parent Common Stock issued shall be rounded down to the nearest whole share of Parent Common Stock and issuable in accordance with the procedures set forth in Section 2.1(e), and all consideration shall be subject to adjustments at the Closing pursuant to Section 2.2(f) and Section 2.6(e)(ii) following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Stockholders’ Representative Expense Fund), and such Outstanding Company Common Share after such conversion shall automatically be cancelled and retired and shall cease to exist.

(c) Each Outstanding Company Series D Preferred Share (other than Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and Surrendered Certificate(s), the Closing Date Per Share Merger Consideration (i) in an amount of cash and Parent Common Stock and in such allocation and according to the provisions set forth in Section 2.5, and (ii) the Deferred Per Share Merger Consideration payable in an amount of cash on the Deferred Payment Date and in such allocation and according to the provisions set forth in Section 2.5. Any shares of Parent Common Stock issued shall rounded down to the nearest whole share of Parent Common Stock and issuable in accordance with the procedures set forth in Section 2.1(e), and all consideration shall be subject to adjustments at the Closing pursuant to Section 2.2(f) and Section 2.6(e) following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Stockholders’ Representative Expense Fund), and such Outstanding Company Series D Preferred Share after such conversion shall automatically be cancelled and retired and shall cease to exist.

(d) Each Outstanding Company Series E Preferred Share (other than Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and Surrendered Certificate(s), the Closing Date Per Share Merger Consideration (i) in an amount of cash and Parent Common Stock and in such allocation and according to the provisions set forth in Section 2.5, and (ii) the Deferred Per Share Merger Consideration payable in an amount of cash on the Deferred Payment Date and in such allocation and according to the provisions set forth in Section 2.5. Any shares of Parent Common Stock issued shall rounded down to the nearest whole share of Parent Common Stock and issuable in accordance with the procedures set forth in Section 2.1(e), and all consideration shall be subject to adjustments at the Closing pursuant to Section 2.2(f) and Section 2.6(e) following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Stockholders’ Representative Expense Fund), and such Outstanding Company Series E Preferred Share after such conversion shall automatically be cancelled and retired and shall cease to exist.

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(e) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time of Merger I that is directly owned by the Company as treasury stock, or by Parent or Merger Sub or their Affiliates at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Notwithstanding anything to the contrary in this Agreement, if any holder of Outstanding Company Common Shares or Outstanding Company Preferred Shares is not an “accredited investor” as defined in Regulation D promulgated under the Securities Act, such holder shall be entitled to receive its allocation of the Merger Consideration in all cash in lieu of an allocation of cash and Parent Common Stock. Any increase in the amount of cash consideration in lieu of Parent Common Stock shall not otherwise increase the amount of Parent Common Stock or decrease the amount of cash received by other holders of Company Common Stock, Company Preferred Stock, and In-the-Money-Vested Options at the Closing.

(g) Notwithstanding anything to the contrary in this Agreement, with respect to each Stockholder who shall not have delivered the Exchange Documents prior to the Closing Date but does so within one hundred eighty (180) days after the Closing Date, Parent shall direct the Paying Agent to pay to such Stockholder (promptly following such Tendering Stockholder’s delivery of the Exchange Documents) such Stockholder’s Merger Consideration, without any interest thereon, subject to any subsequent adjustments thereto, had such Exchange Documents been delivered on or prior to the Closing Date; provided, however, that, for the avoidance of doubt, all of any such Tendering Stockholder’s Outstanding Company Common Shares and Outstanding Company Preferred Shares, applicable, shall be cancelled as of the Effective Time of Merger I regardless of whether such Tendering Stockholder delivers the Exchange Documents to the Paying Agent.

Section 2.3 Treatment of Options.

(a) Subject to this Section 2.3, each Option that is vested and exercisable at the Closing (whether in accordance with the terms of the applicable Option Agreement or at the discretion of the Company’s board of directors) with an exercise price less than the Closing Date Per Share Merger Consideration (an “In-the-Money Vested Option”) shall be deemed exercised, cancelled and converted as of the Effective Time of Merger I without any future liability to Parent (other than as specifically set forth in Section 2.6), the Company, the Surviving Company or any other Person after the Effective Time of Merger I, into the right to receive from the Surviving Company the Option Cancellation Payment (including the Deferred Cash Option Cancellation Payment), subject to adjustments following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Stockholders’ Representative Expense Fund).

(b) The shares with respect to the Options that shall not become vested (i.e., to the extent not vested in accordance with the applicable Option Agreement or at the discretion of the Company’s board of directors) shall immediately prior to the Effective Time of Merger I automatically be extinguished and cancelled without the right to receive any consideration (with no payment being made hereunder with respect thereto). Options with an exercise price that is equal to or exceeds the Closing Date Per Share Merger Consideration shall immediately prior to the Effective Time of Merger I, to the extent not exercised by the holder thereof prior to the Effective Time of Merger I in accordance with the terms of the Incentive Plan, automatically be extinguished and cancelled without the right to receive any consideration (with no payment being made hereunder with respect thereto). As a condition to the receipt of the foregoing consideration provided in this Section 2.3, each holder of an In-the-Money Vested Option shall agree and acknowledge in an option surrender form substantially in the form of Exhibit F hereto (the “Option Surrender Form”), with such modifications as may be necessary, in each case, in a manner reasonably acceptable to each of Parent and the Company, that such holder (each holder, a “Tendering Optionholder”) (A) approves of this Agreement (including the liabilities of such Tendering Optionholder set forth in this Agreement), the Escrow Agreement, the other Transaction Documents and all of the arrangements relating thereto, (B) approves the appointment of the Stockholders’ Representative in accordance with the terms of this Agreement, (C) represents and warrants that it is the owner of all such In-the-Money Vested Options free and clear of all Encumbrances and (D) acknowledges that such Optionholder’s portion of the Option Cancellation Payment constitutes all of the consideration such Optionholder is entitled to receive with respect to the In-the-Money Vested Options held by such Tendering Optionholder, subject to adjustments following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Stockholders’ Representative Expense Fund).

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(c) Without limiting the foregoing, the Company shall take all actions necessary to terminate the Incentive Plans as of the Effective Time of Merger I and to ensure that neither the Company nor its Subsidiaries will, at the Effective Time of Merger I, be bound by any options, stock appreciation rights, warrants, restricted stock rights, restricted stock units, phantom equity awards or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any equity interests in the Newco or the Surviving Company or to receive any payment in respect thereof.

(d) With respect to each Optionholder who shall not have delivered to the Company an Option Surrender Form prior to the Closing Date but does so within one hundred eighty (180) days after the Closing Date, Parent shall direct the Company to pay to such Optionholder (promptly following such Tendering Optionholder’s delivery to the Company of a duly executed and completed Option Surrender Form) such Optionholder’s Initial Cash Option Cancellation Payment (and in the case of any Select Employee Optionholder or Remaining Optionholder, Parent shall direct the Company to pay to such Select Employee Optionholder or Remaining Optionholder the applicable Initial Cash Option Cancellation Payment, the applicable Deferred Cash Option Cancellation Payment, and issue the applicable Stock Option Cancellation Payment) such Optionholder would otherwise be entitled pursuant to this Agreement, without any interest thereon (other than with respect to the Deferred Cash Option Cancellation Payment), subject to any subsequent adjustments thereto, had such Option Surrender Form had been delivered on or prior to the Closing Date; provided, however, that, for the avoidance of doubt, all of any such Tendering Optionholder’s Options shall be cancelled as of the Effective Time of Merger I regardless of whether such Tendering Optionholder delivers to the Company an Option Surrender Form.

Section 2.4 Pre-Closing Statement. At least three (3) Business Days prior to the Effective Time of Merger I, the Company shall prepare, in consultation with Parent, and deliver to Parent a written statement (the “Pre-Closing Statement”), which shall set forth the Company’s (a) good faith estimate of Working Capital (“Estimated Working Capital”), (b) the Debt Payoff Amount as reflected in the Payoff Letter, (c) Transaction Expenses, a list of Persons to whom such Transaction Expenses are payable, and wire instructions therefor, (d) Closing Date Cash and Cash Equivalents and (e) the Closing Date Merger Consideration and aggregate Merger Consideration based upon such items. The Company shall also deliver to Parent any and all reasonable supporting or underlying documentation used in the preparation of the Pre-Closing Statement. The Pre-Closing Statement shall be prepared in the same form as the Illustrative Pre-Closing Statement and Working Capital Examples as attached hereto as Annex A. Parent shall have the right, following Parent’s receipt of the Pre-Closing Statement, to object thereto by delivering written notice to the Company no later than noon EST on the Business Day before the Closing Date. To the extent Parent timely objects to the Pre-Closing Statement (or any component thereof), Parent and the Company shall attempt to resolve their differences; provided that, if Parent and the Company are unable to resolve any such dispute prior to the Closing Date, then, subject to Section 2.6, the Company’s calculations as reflected in the Pre-Closing Statement shall control for purposes of all payments to be made at Closing. To the extent Parent and the Company resolve any of their differences prior to the Closing, then Parent and the Company shall jointly agree on a revised Pre-Closing Statement that will control for purposes of the payments to be made at the Closing. For the avoidance of doubt, the Pre-Closing Statement and the Closing Statement set forth in Section 2.6 below (and all estimates and calculations of Working Capital), as applicable, shall be prepared in accordance with the Accounting Methodology, except that the Closing Statement (and all calculations of Working Capital) shall (a) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated herein, (b) not be impacted by any action of Parent, the Surviving Company or any of their Affiliates, and (c) in the case of the calculations of Working Capital, shall only include the same line items included in the example calculation set forth on Annex A.

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Section 2.5 Closing Payments AND POST-CLOSING PAYMENTS.

(a) At the Closing, Parent shall pay or cause to be paid to such accounts designated in any Payoff Letter, the amounts set forth therein by wire transfer of immediately available funds.

(b) At the Closing, Parent shall pay to the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Remaining Cash Consideration Amount with respect to the Company Common Stock and the Company Preferred Stock which shall be paid by the Paying Agent to each Tendering Stockholder in accordance with Section 2.2 equal to (i) with respect to each holder of Outstanding Company Common Shares, the product of (A) the number of Outstanding Company Common Shares held by such Tendering Stockholder and (B) the product of (1) their respective Closing Date Per Share Merger Consideration and (2) the Remaining Cash Consideration Percentage, in each case, as set forth on the Allocation Schedule, and (ii) with respect to each holder of Outstanding Company Preferred Shares, the product of (A) the number of As-Converted Outstanding Company Preferred Shares held by such Tendering Stockholder and (B) the product of (x) the Closing Date Per Share Merger Consideration and (y) the Remaining Cash Consideration Percentage, in each case, as set forth on the Allocation Schedule, which amounts shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Stockholder’s Letter of Transmittal. In addition, and subject to Section 2.2, Parent shall issue to each Tendering Stockholder a number of shares of Parent Common Stock equal to (x) with respect to each holder of Outstanding Company Common Shares, the quotient of (A) the product of (1) the number of Outstanding Company Common Shares held by such Tendering Stockholder, times (2) the Closing Date Per Share Merger Consideration and (3) the Remaining Stock Consideration Percentage, divided by (B) the Parent Stock Price, as set forth on the Allocation Schedule, and (y) with respect to each holder of Outstanding Company Preferred Shares, the quotient of of (A) the product of (1) the number of As-Converted Outstanding Company Preferred Shares held by such Tendering Stockholder times (2) the Closing Date Per Share Merger Consideration, times (3) the Remaining Stock Consideration Percentage, divided by (B) the Parent Stock Price, as set forth on the Allocation Schedule. By virtue of its delivery of the Exchange Documents, each Tendering Stockholder shall be deemed to (i) approve of this Agreement (including the liabilities and covenants of such Stockholder set forth in this Agreement), the Escrow Agreement, the Paying Agent Agreement, the other Transaction Documents and all of the arrangements relating hereto and thereto and (ii) approve the appointment of the Stockholders’ Representative in accordance with the terms of this Agreement.

(c) At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds, with the Escrow Agent, an amount equal to (i) the WC Escrow Amount and (ii) the Indemnification Escrow Amount, to be held in the Escrow Account in accordance with the terms of the Escrow Agreement.

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(d) With respect to holders of In-the-Money Vested Options set forth on Section 2.5(d) of the Company Disclosure Schedule (the “NAI Optionholders”), at the Closing, Parent shall pay to the Company, for the benefit of and for payment to the NAI Optionholders in accordance with this Article II, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent, the aggregate amount of all Initial Cash Option Cancellation Payments, allocated to NAI Optionholders. Promptly following the Closing, Parent shall, with respect to each such NAI Optionholder, who shall have delivered to the Company on or prior to the Closing Date a completed Option Surrender Form relating to such holder’s In-the-Money Vested Options, cause the Surviving Company to pay to such holder, through the Surviving Company’s payroll system (with respect to NAI Optionholders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such holder’s Option Surrender Form (with respect to NAI Optionholders who are not employed by the Company Group at the time of such payment), the applicable Initial Cash Option Cancellation Payment in cash, less any required withholding Taxes, and without interest thereon, in consideration of the cancellation of such In-the-Money Vested Option.

(e) With respect to holders of In-the-Money Vested Options set forth on Section 2.5(e) of the Company Disclosure Schedule (the “Select Employee Optionholders”), at the Closing, Parent shall pay to the Company, for the benefit of and for payment to the Select Employee Optionholders in accordance with this Article II, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent, the aggregate amount of all Initial Cash Option Cancellation Payments, allocated to Select Employee Optionholders. Promptly following the Closing, Parent shall, with respect to each such Select Employee Optionholder, who shall have delivered to the Company on or prior to the Closing Date a completed Option Surrender Form (including a representation as to such holder’s qualification as an “accredited investor” as defined in Regulation D promulgated under the Securities Act, if applicable) relating to such holder’s In-the-Money Vested Options, (i) cause the Surviving Company to pay to such holder, through the Surviving Company’s payroll system (with respect to holders of In-the-Money Vested Options who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such holder’s Option Surrender Form (with respect to holders of In-the-Money Vested Options who are not employed by the Company Group at the time of such payment) the applicable Initial Cash Option Cancellation Payment, less any required withholding Taxes, and without interest thereon, and (ii) shall issue to such holders a number of shares of Parent Common Stock equal to the applicable Stock Option Cancellation Payment divided by the Parent Stock Price, in each case, without interest thereon, in consideration of the cancellation of such In-the-Money Vested Option.

(f) With respect to the holders of In-the-Money Vested Options set forth on Section 2.5(f) of the Company Disclosure Schedule (the “Remaining Optionholders”), at the Closing, Parent shall pay to the Company, for the benefit of and for payment to the Remaining Optionholders in accordance with this Article II, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent, the aggregate amount of all Initial Cash Option Cancellation Payments allocated to Remaining Optionholders. Promptly following the Closing, Parent shall, with respect to each such Remaining Optionholder, who shall have delivered to the Company on or prior to the Closing Date a completed Option Surrender Form (including a representation as to such holder’s qualification as an “accredited investor” as defined in Regulation D promulgated under the Securities Act, if applicable) relating to such holder’s In-the-Money Vested Options, (i) cause the Surviving Company to pay to such holder, through the Surviving Company’s payroll system (with respect to holders of In-the-Money Vested Options who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such holder’s Option Surrender Form (with respect to holders of In-the-Money Vested Options who are not employed by the Company Group at the time of such payment) the applicable Initial Cash Option Cancellation Payment, less any required withholding Taxes, and without interest thereon, and (ii) shall issue to such holders a number of shares of Parent Common Stock equal to the applicable Stock Option Cancellation Payment divided by the Parent Stock Price, in each case, without interest thereon, in consideration of the cancellation of such In-the-Money Vested Option.

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(g) At the Closing, Parent shall pay, or cause the Surviving Company to pay, by wire transfer of immediately available funds, the Stockholders’ Representative Expense Fund and the Transaction Expenses to the applicable recipients and designated accounts thereof as set forth on the Pre-Closing Statement.

(h) In the event that any stock certificate representing Outstanding Company Common Shares or Outstanding Company Preferred Shares has been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, the Surviving Company will pay, in exchange for the Outstanding Company Common Shares or Outstanding Company Preferred Shares represented by such lost, stolen or destroyed certificate, the consideration to which such Stockholder would otherwise be entitled pursuant to Section 2.5(b); provided, however, that Parent may, in its discretion, and as a condition precedent to the payment thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificate to provide an indemnification agreement, in a form and substance reasonably acceptable to Parent, against any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

(i) Any portion of the Closing Date Merger Consideration to be paid at Closing pursuant to this Agreement remaining unclaimed by holders of Outstanding Company Common Shares or Outstanding Company Preferred Shares as of the date that is the one hundred eighty (180) days after Closing shall be returned to the Parent, upon demand, and any such holder who has not delivered its Exchange Documents prior to that time shall thereafter look only to the Parent for payment of such portion of the Closing Date Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Company, or the Paying Agent shall be liable to holders of Outstanding Company Common Shares or Outstanding Company Preferred Shares for any amounts paid to a public official pursuant to pursuant to any applicable abandoned property, escheat or similar laws. Any such amounts of Closing Date Merger Consideration unclaimed by holders of Outstanding Company Common Shares or Outstanding Company Preferred Shares immediately prior to such time when such amounts would otherwise escheat to or become property of a Governmental Authority shall become the property of Parent.

(j) All payments made by Parent pursuant to this Section 2.5 (a) through (i) will be made by wire transfer of immediately available funds to the accounts specified by the Company prior to the Closing.

(k) No later than the day that is the earlier of (i) the thirty six (36) month anniversary of the Closing Date or (ii) the date on which Parent or one of the Parent’s affiliates consummates a bona fide debt or equity financing of at least $125,000,000 in a transaction or series of related transactions, which amount shall be inclusive of any secondary offering amount as a part thereof attributable to a selling stockholder of Parent; provided, that if such date in this clause (ii) occurs prior to the nine (9) month anniversary of the Closing Date, then the date in this clause (ii) shall instead be deemed to be the nine (9) month anniversary of the Closing Date (the “Deferred Payment Date”), Parent shall cause to be deposited with the Paying Agent by wire transfer cash in an amount sufficient to permit the payment of the Deferred Cash Consideration to be paid pursuant to Section 2.2 and this Section 2.5(k), with respect to holders of Outstanding Company Common Shares, Outstanding Company Series D Preferred Shares, Outstanding Company Series E Preferred Shares, and the In-the-Money Vested Options held by Persons that are not employees of the Company as of immediately prior to the Effective Time of Merger I, in each case outstanding immediately prior to the Effective Time of Merger I. With respect to In-the-Money Vested Options held by Persons that are employees of the Company as of immediately prior to the Effective Time of Merger I, subject to the requirements of Section 2.3, such Persons’ aggregate Deferred Per Share Merger Consideration shall be paid in the Surviving Company’s next reasonably practicable payroll. Such Deferred Cash Consideration shall be paid as follows:

(i) With respect to each holder of Outstanding Company Common Shares, the product of (A) the number of Outstanding Company Common Shares held by such Tendering Stockholder immediately prior to the Effective Time of Merger I, times (B) their respective Deferred Per Share Merger Consideration as set forth on the Allocation Schedule, which amounts shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal.

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(ii) With respect to each holder of Outstanding Company Preferred Shares, the product of (A) the number of As-Converted Outstanding Company Preferred Shares held by such Tendering Stockholder immediately prior to the Effective Time of Merger I, times (B) their respective Deferred Per Share Merger Consideration as set forth on the Allocation Schedule, which amounts shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal.

(iii) Promptly following the Deferred Payment Date, Parent shall, with respect to each of the NAI Optionholders, Select Employee Optionholders, and Remaining Optionholders who shall have delivered to the Company a completed Option Surrender Form relating to such holder’s In-the-Money Vested Options, cause the Surviving Company to pay to such holder, through the Surviving Company’s payroll system (with respect to holders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such holder’s Option Surrender Form (with respect to holders who are not employed by the Company Group at the time of such payment), the applicable Deferred Cash Option Cancellation Payment, less any required withholding Taxes, in consideration of the cancellation of such In-the-Money Vested Option.

Notwithstanding the foregoing, Accrued Interest included in the Deferred Cash Consideration will be allocated and paid to each holder of Outstanding Company Common Shares, holder of Outstanding Company Preferred Shares, NAI Optionholders, Select Employee Optionholders and Remaining Optionholders pro rata in accordance with their relative entitlements to the Deferred Cash Consideration (without giving effect to Accrued Interest).

Section 2.6 Post-Closing Merger Consideration Adjustment and Payments.

(a) As promptly as practicable, but in no event later than sixty (60) days following the Closing, Parent shall in good faith prepare and deliver to the Stockholders’ Representative a written statement (the “Closing Date Working Capital Statement”), based upon the books and records of the Company, setting forth the actual Working Capital as of the Calculation Time. The Closing Statement will be prepared in the same format as the Pre-Closing Statement and shall fairly and accurately present the Working Capital determined in accordance with the Accounting Methodologies.

(b) Stockholders’ Representative shall have a period of thirty (30) days after the date on which the Closing Statement is delivered to it (the “Review Period”) to review the Closing Statement. If Stockholders’ Representative objects to Parent’s calculation of the Working Capital, as set forth on such Closing Statement, Stockholders’ Representative shall so inform Parent in writing (the “Objection”) on or before the last day of the Review Period, setting forth in reasonable detail the basis of the Objection and the adjustments to the Closing Statement that Stockholders’ Representative believes should be made. In the event that an Objection is not delivered to the Parent on or before the last day of the Review Period, Stockholders’ Representative shall be deemed to have agreed to the Closing Statement. In the event that an Objection is delivered to Parent on or before the last day of the Review Period, Parent and the Stockholders’ Representative shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Parent and the Stockholders’ Representative are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to Parent (or such longer period as they may mutually agree), they will refer their remaining differences a nationally recognized firm of independent public accountants as to which Parent and the Stockholders’ Representative shall mutually agree (or, if the Stockholders’ Representative and Parent are unable to agree on the choice of such accounting firm, then such firm will be selected by lot, after the Stockholders’ Representative and Parent each submits two proposed firms and then excludes one firm designated by the other party) (the firm actually retained pursuant to this sentence, the “Independent Accountant”). The Independent Accountant will, based on those items as to which Parent and the Stockholders’ Representative have agreed and the Independent Accountant’s determination regarding those items in dispute, finally determine the Working Capital.

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(i) If any items in dispute are submitted to the Independent Accountant for resolution, (x) Parent and the Stockholders’ Representative shall use their respective reasonable efforts to cause the Independent Accountant to resolve all remaining disagreements (only to the extent such disagreements remain in dispute) with respect to the Closing Statement as soon as practicable but in any event shall direct the Independent Accountant to render a determination within thirty (30) days after its retention, and (y) Parent and the Stockholders’ Representative shall cooperate with the Independent Accountant during its engagement and furnish to the Independent Accountant and each other such work papers and other documents and information (subject to customary non-reliance letters, confidentiality agreements or similar agreements that may be requested by third parties) relating solely to the disputed issues as the Independent Accountant may request and are available to that party (including, in the case of Parent, the Company or its accountants), and shall be afforded the opportunity to present to the Independent Accountant any materials relating to the determination and to discuss the determination with the Independent Accountant; provided, however, that copies of all such materials are concurrently provided to the other party and that discussions may only occur in the presence (including by telephone) of the other party; provided further, however, that the Independent Accountant shall consider only those items and amounts which are identified as being in dispute and were raised in the Closing Statement or the Objection, and (z) the determination by the Independent Accountant of the disputed items in the Closing Statement, as shall be set forth in a notice delivered to both parties by the Independent Accountant, shall be final and binding on Parent, the Surviving Company, the Equityholders and any other party hereto on the date the Independent Accountant delivers its final resolution in writing to the Stockholders’ Representative and Parent. The Independent Accountant shall act as an accounting expert only and not as an arbitrator. Disputes regarding the interpretation of this Agreement shall be resolved pursuant to Section 9.3.

(ii) In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accountant shall make its determination based solely on presentations by Parent and the Stockholders’ Representative and not on the basis of independent review. The Independent Accountant’s determination shall be set forth in writing and shall be conclusive and binding upon all parties hereto and may be entered as a final judgment in any court of competent jurisdiction.

(iii) The fees and expenses of the Independent Accountant shall be paid by Stockholders’ Representative, on the one hand, and Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Stockholders’ Representative or Parent, respectively, bears to the aggregate amount actually contested by Stockholders’ Representative or Parent. By way of example, if (x) Parent states that the disputed amount owed to Parent is $1,000,000, (y) Stockholders’ Representative states that the disputed amount owed to Parent is $500,000, and (z) the Independent Accountant determines that the disputed amount owed to Parent is $900,000, then (1) Stockholders’ Representative shall pay 80% of the fees and expenses of the Independent Accountant, and (2) Parent shall pay the remaining 20% of the fees and expenses of the Independent Accountant.

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(c) The “Final Working Capital” shall be (x) if no Objection is sent to Parent prior to the end of the Review Period, the amount of the Working Capital set forth on the Closing Statement delivered by Parent to the Stockholders’ Representative, (y) if an Objection is made but finally determined between Parent and the Stockholders’ Representative prior to referring any such dispute to an Independent Accountant, the amounts so finally determined between them; and (z) if an Objection is sent to the Independent Accountant, the amount as finally determined by such Independent Accountant.

(d) The “WC Adjustment Amount” shall mean, the positive or negative adjustment to the Closing Date Merger Consideration as follows (without duplication):

(i) If the Final Working Capital Difference Amount is a positive number and exceeds $250,000, the Closing Date Merger Consideration shall be increased by the amount the Final Working Capital Difference Amount exceeds $250,0000 not to exceed the WC Adjustment Cap Amount.

(ii) If the Final Working Capital Difference Amount is a negative number and exceeds $250,000, the Closing Date Merger Consideration shall be decreased by the amount the Final Working Capital Difference Amount (express as a positive value) exceeds $250,000 not to exceed the WC Escrow Amount.

(iii) If the Final Working Capital Difference Amount is a positive number and does not exceed $250,000 or if the Final Working Capital Difference Amount is a negative number and does not exceed $250,000, the WC Adjustment Amount shall be Zero.

(e) No later than the fifth Business Day following the final determination of the WC Adjustment Amount:

(i) if the WC Adjustment Amount is negative, then (A) Parent and the Stockholders’ Representative shall provide a joint written instruction to the Escrow Agent to release from the Escrow Fund to Parent an amount in cash from the WC Escrow Amount equal to the WC Adjustment Amount and (B) any remaining WC Escrow Amount shall be released to the Equityholders pursuant to Section 2.6(e); provided, further for the avoidance of doubt, Parent’s sole and exclusive source of recovery with respect to any amounts owed pursuant to Section 2.6(e)(i) shall be from the WC Escrow Amount and neither Parent nor the Surviving Company nor any of their respective affiliates have any claim against any Equityholder in respect thereof with respect to such adjustment following the release of the WC Escrow Amount, and none of the Equityholders, the Stockholders’ Representative or any of their respective affiliates shall have any liability for amounts due pursuant to this Section 2.6, except to the extent of the WC Escrow Amount.

(ii) if the WC Adjustment Amount is positive, then (A) Parent shall pay, or shall cause the Surviving Company to pay, (1) with respect to Stockholders, an amount in cash for each share equal to the WC Adjustment Amount Per Share, which amounts shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal and (2) with respect to Tendering Optionholders, an amount equal to the excess of (x) the product of (I) the number of shares of Company Common Stock subject to their In-the-Money Vested Options and (II) the WC Adjustment Amount Per Share less (y) any required withholding Taxes, which amounts shall be paid through the Surviving Company’s payroll system (with respect to Tendering Optionholders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such Tendering Optionholder’s Option Surrender Form (with respect to Tendering Optionholders who are not employed by the Company Group at the time of such payment), and (B) the WC Escrow Amount shall be released to the Equityholders pursuant to Section 2.6(f).

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(f) Any WC Escrow Amount remaining following the payment to Parent in accordance with Section 2.6(e) shall be concurrently released to the Equityholders or if no payment is made from the Escrow Funds to Parent in accordance with Section 2.6(e), the entirety of the WC Escrow Amount shall be immediately released for the benefit of the Equityholders. With respect to the Stockholders, the Stockholders’ Representative shall direct the Escrow Agent to disburse to the Paying Agent for payment to the Stockholders such Stockholder’ Pro Rata Share of the remaining WC Escrow Amount, to the account designated in such Stockholder’s Letter of Transmittal. With respect to the holders of In-the-Money Vested Options, the Escrow Agent shall pay the aggregate amount, with respect to such holders of In-the-Money Vested Options Pro Rata Share the remaining WC Escrow Amount, to the Surviving Company and Parent shall cause the Surviving Company to pay to such holders of In-the-Money Vested Options, through the Surviving Company’s payroll system (with respect to holders of In-the-Money Vested Options who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such Remaining Optionholder’s Option Surrender Form (with respect to Remaining Optionholders), such amounts in accordance with their Pro Rata Share less any required withholding Taxes.

(g) Any amounts paid by a party pursuant to this Section 2.6 will be treated as an adjustment to the Merger Consideration. Payment of any such amounts will be made by wire transfer of immediately available funds to the account(s) designated in writing by the party(ies) entitled to receive such payment.

Section 2.7 Notices to Stockholders; Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, any Outstanding Company Common Shares or Outstanding Company Preferred Shares that are held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Final Merger Consideration, or any portion thereof, in respect of such Dissenting Shares. Such Stockholder shall instead be entitled to receive payment of the appraised value of such share in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Shares held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such shares under Section 262 of the DGCL shall, upon delivery to the Paying Agent of a duly executed and completed the Letter of Transmittal and Surrendered Certificate(s) within one hundred eighty (180) days after Closing, receive payment in accordance with Section 2.5.

(b) At the Effective Time of Merger I, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL.

(c) The Company shall take all actions reasonably necessary to cause the performance of and enforce the drag rights set forth in Section 3 of the Voting Agreement.

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Section 2.8 Closing of Transfer Books. At the Effective Time of Merger I, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall thereafter be made. At the Effective Time of Merger I, by virtue of the Merger and without any further action on the part of the Stockholders, Parent, the Company or Merger Sub, the Outstanding Company Common Shares, Outstanding Company Preferred Shares, options, stock appreciation rights, warrants, restricted stock rights, restricted stock units, phantom equity awards or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any equity interests in Company, shall be cancelled and extinguished, and each certificate or instrument previously representing such Outstanding Company Common Shares, Outstanding Company Preferred Shares, options, stock appreciation rights, warrants, restricted stock rights, restricted stock units, phantom equity awards or other rights or agreements shall represent only the right to receive its respective portion of the Final Merger Consideration pursuant to this Article II. No dividends or other distributions with respect to capital stock of the Surviving Company with a record date after the Effective Time of Merger I shall be paid to the holder of any unsurrendered certificate(s) representing Outstanding Company Common Shares or Outstanding Company Preferred Shares, including Dissenting Shares.

Section 2.9 Exchange Procedures.

(a) At the Closing, the Company will cause each Stockholder to deliver each properly completed and duly executed Letter of Transmittal, Surrendered Certificate(s), and any other documents reasonably requested by the Paying Agent (collectively, the “Exchange Documents”) to Paying Agent and will promptly upon delivery thereof receive in exchange therefor the Merger Consideration as provided in Section 2.5, allocated pursuant to the Allocation Schedule; provided, however, that the delivery by any such Stockholder of any such Exchange Documents shall not be a condition to Closing. The Surrendered Certificate(s) will be duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank, and upon surrender will be cancelled.

(b) Payment of any cash portion of the Merger Consideration will be made by wire transfer of immediately available funds to the accounts designated on the Allocation Schedule. Parent will cause its transfer agent to effect the delivery of the Closing Date Stock Consideration either by issuing and delivering to each Stockholder a certificate representing its Pro Rata Share of the Closing Date Stock Consideration (as set forth on the Allocation Schedule) or by electronic registration of such shares of Parent Common Stock.

Section 2.10 Rights of Stockholders. At and after the Effective Time of Merger I, no transfer of Company Capital Stock shall thereafter be made or recognized. Until surrender for exchange in accordance with the provisions of Section 2.9, each certificate theretofore representing shares of Company Capital Stock shall from and after the Effective Time of Merger I represent for all purposes only the right to receive the Final Merger Consideration provided for in this Article II in exchange therefor, pursuant to the Allocation Schedule. From and after the Effective Time of Merger I, holders of certificates representing shares of Company Capital Stock will cease to have any rights as stockholders of the Company.

Section 2.11 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Subs and the Company will be entitled to (i) withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, a Merger Sub or the Company, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, and (ii) request and be provided any necessary Tax forms, including IRS Form W-9 or IRS Form W-8, as applicable, or any similar information; provided, however, that, other than in respect of “wages” or other payments treated as compensation for services or any withholding resulting from the failure of a payee to deliver an IRS FormW-9 certifying that such payee is not subject to U.S. federal backup withholding, if Parent, a Merger Sub, or the Company intends to withhold any Taxes from the consideration otherwise payable pursuant to this Agreement, it shall use commercially reasonable efforts to provide advance notice of such withholding to the applicable payee as soon as reasonably practicable after it determines withholding is required. Parent shall take all action that may be necessary to ensure that any such amounts are timely withheld and promptly and properly remitted to the appropriate Governmental Entity. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding were made.

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Section 2.12 Indemnification Escrow Amount. To secure a portion of the indemnification obligations of the Equityholders set forth in Section 6.3 hereof, at the Closing, (a) Parent, the Stockholders’ Representative and the Escrow Agent will execute the Escrow Agreement, and (b) Parent will cause to be deposited with the Escrow Agent the Indemnification Escrow Amount. The Indemnification Escrow Amount will be held by the Escrow Agent in accordance with the terms and conditions set forth in the Escrow Agreement.

Section 2.13 WC Escrow Amount. To secure a portion of the working capital obligations of the Equityholders set forth in Section 2.6 hereof, at the Closing, (a) Parent, the Stockholders’ Representative and the Escrow Agent will execute the Escrow Agreement, and (b) Parent will cause to be deposited with the Escrow Agent the WC Escrow Amount. The WC Escrow Amount will be held by the Escrow Agent in accordance with the terms and conditions set forth in the Escrow Agreement.

Section 2.14 Tax Treatment of Merger. The Mergers are undertaken pursuant to an integrated plan intended to be treated as a single integrated transaction qualifying as a reorganization within the meaning of Code Section 368(a)(1)(A). All parties will file all Tax Returns consistent with such treatment, and no party will take any position that is not consistent with such treatment in any audit or other proceeding unless required by applicable Law. The parties hereby adopt this Agreement (for the avoidance of doubt) as a “plan of reorganization” for purposes of Code Section 354, 361, and 368 of the Code and within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent intends to continue to cause or to be continued the historic business of the Company or to cause to be used in a business a significant portion of the historic business assets of the Company, in each case, within the meaning of Treasury Regulations Section 1.368-1(d).

Section 2.15 Allocation Schedule. At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent an updated Allocation Schedule based on the form attached to this Agreement as Annex B, the final version of which shall be signed by an authorized officer of the Company, setting forth in reasonable detail the information required to be set forth therein, which shall be prepared in accordance with the applicable provisions of the Company’s Organizational Documents and this Agreement, and which shall include the name and address of each Equityholder and, if available the e-mail address of each such Stockholder, the number and series of Outstanding Company Common Shares, Outstanding Company Preferred Shares, and Options held by each Equityholder, and whether any such shares are certificated. The parties and, by virtue of the adoption and approval of this Agreement, the Equityholders hereby acknowledge and agree that Parent and each of its Affiliates shall be entitled to rely on the Allocation Schedule in connection with distributing amounts payable pursuant to this ARTICLE II, neither Parent nor any of its Affiliates shall have any liability or obligation to any Person, including to the Equityholders, in respect thereof except as expressly contemplated by this Agreement (including the payment obligations hereunder), and none of the Stockholders’ Representative or the Equityholders shall make any claim in respect of the allocation of Merger Consideration or WC Adjustment Amount delivered to or for the benefit of any such Person on or after the Closing Date to the extent that such distribution is made in a manner consistent with the Allocation Schedule. In the event of any inconsistency or conflict between the provisions of this ARTICLE II with respect to any portion of the Merger Consideration payable to any Equityholder, the Allocation Schedule will prevail, absent manifest error.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and each Merger Sub, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.1 Corporate Organization, Etc. Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing (to the extent such concept is recognized) under the Laws of its jurisdiction of incorporation set forth on Section 3.1 of the Company Disclosure Schedule and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Company and the Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the organizational and governing documents of each of the Company and the Subsidiaries as presently in effect have been heretofore made available to Parent. None of the Company or the Subsidiaries is in violation of any term or provision of its organizational or governing documents.

Section 3.2 Capitalization. The authorized and issued shares of capital stock of the each of the Company and the Subsidiaries are as set forth in Section 3.2 of the Company Disclosure Schedule. The outstanding shares of Company Capital Stock and the record owners thereof are as set forth in Section 3.2 of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state, federal and foreign securities Laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 3.2 of the Company Disclosure Schedule and the Company Investor Agreements, there are no voting trusts, voting agreements, proxies, stockholders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of shares of Company Capital Stock to vote, transfer or receive dividends with respect to any shares of Company Capital Stock or with respect to the management or control of the Company.

Section 3.3 Company’s Subsidiaries. Except for the Subsidiaries, the Company does not have any subsidiaries or own, directly or indirectly, any equity interest in any other Person. All outstanding equity interests in each Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state, federal and foreign securities Laws. There are no outstanding (a) securities convertible into or exchangeable for equity interests of any Subsidiary, (b) options, warrants or other rights to purchase or subscribe for equity interests of any Subsidiary, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity interests of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company or any Subsidiary is subject or bound. All outstanding equity interests in the Subsidiaries are owned (of record and beneficially) free and clear of all Encumbrances except for the Permitted Encumbrances and any Encumbrances arising under any applicable U.S. state, federal and foreign securities Laws.

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Section 3.4 Authority Relative to this Agreement. The Company has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. Subject to obtaining the Requisite Stockholder Approval, the execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of the Company and no other corporate or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

Section 3.5 Consents and Approvals; No Violations. Subject to obtaining the Requisite Stockholder Approval and except as set forth on Section 3.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will (a) violate any provision of the organizational or governing documents of the Company or either Subsidiary, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), other than filings with the Delaware Secretary of State, (c) require a consent under, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or either Subsidiary pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) violate any Law of any Governmental Entity applicable to the Company or either Subsidiary or by which the Company or either Subsidiary or any of their respective properties or assets is bound.

Section 3.6 Financial Statements. The Company has previously delivered to Parent true and complete copies of the following: (a) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2019, 2020 and 2021 and the audited consolidated statements of income, shareholders’ equity (deficit) and cash flows of the Company and the Subsidiaries for the years ended December 31, 2019 and 2020 (including, in each case, any notes and schedules thereto) (collectively, the “Company Audited Financials”), and (b) the unaudited consolidated balance sheets of the Company and the Subsidiaries as at April 30, 2022 and the unaudited consolidated statements of income, and cash flows of the Company and the Subsidiaries for the four-month period then ended (collectively, the “Interim Financials” and, together with the Company Audited Financials, the “Company Financials”). Each of the Company Financials (i) has been prepared from, and is in accordance with, the books and records of the Company and the Subsidiaries, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except, in the case of the Company Unaudited Financials, for the absence of footnotes, statements of shareholders’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (iii) fairly presents in all material respects the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (except (i) as indicated in the footnotes thereto and (ii) that the Company Unaudited Financials do not contain footnotes, statements of shareholders’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

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Section 3.7 No Undisclosed Liabilities.

(a) None of the Company or the Subsidiaries has any liabilities, indebtedness or obligations of any nature (absolute, accrued, contingent or otherwise), except as and to the extent set forth in the Company Financials or in Section 3.7 of the Company Disclosure Schedule, and except for those incurred in the ordinary course of business since December 31, 2021. At the Closing, none of the Company or the Subsidiaries will have any indebtedness for borrowed money.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth all Indebtedness of the Company or the Subsidiaries for borrowed money as of Closing.

Section 3.8 Absence of Certain Changes. Since December 31, 2021, except as set forth on Section 3.8 of the Company Disclosure Schedule, none of the Company or the Subsidiaries has (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Capital Stock, or redeemed or otherwise acquired any shares of Company Capital Stock, (d) incurred any indebtedness or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person in excess of $50,000, (e) Transferred or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement or otherwise in the ordinary course of business, (f) created any Encumbrance on any of its properties or assets (except for a Permitted Encumbrance), (g) increased in any material manner the rate or terms of compensation of any of its directors, Officers or other employees, (h) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, (i) entered into or amended any employment, bonus, severance or retirement Contract, except as contemplated pursuant to this Agreement, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $50,000, (m) suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any Officer or key officer or key employee resign or terminate employment, (o) acquired, sold, leased or disposed of any material assets outside of the ordinary course of business or (p) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.

Section 3.9 Compliance with Law. Each of the Company and the Subsidiaries is, and has been in the past three (3) years in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets. None of the Company or the Subsidiaries or, to the Knowledge of the Company, any Officer, director or employee of any of the Company or the Subsidiaries, in such capacity, has received notice from any Governmental Entity of, is charged or, to the Knowledge of the Company, threatened with or under investigation with respect to, any violation of any provision of any applicable Law.

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Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of each of the following Contracts (other than the Performed Purchase Orders) to which the Company or the Subsidiaries or to which any of them is a party or by which any of them or any of their respective properties or assets is bound (collectively, the “Material Contracts”):

(i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment;

(ii) any Contract involving annual payments or receipts in calendar year 2021 or calendar year 2022 by any of the Company or the Subsidiaries of $50,000 or more with respect to any such Contract;

(iii) any Contract with each of the Company’s 25 largest customers and 25 largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company and the Subsidiaries during the year ended December 31, 2021 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”);

(iv) any Contract containing an exclusivity provision that restricts any of the Company’s or the Subsidiaries’ businesses or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person;

(v) any Contract other than purchase orders providing for the borrowing or lending of money or any guarantee of indebtedness in excess of $50,000;

(vi) any joint venture agreement;

(vii) any Contract constituting a product warranty for the goods manufactured by the Company;

(viii) any Contract constituting purchase commitments or outstanding bids of the Company or its Subsidiaries in excess of $100,000; and

(ix) any Contract containing Purchase Order Information

The Company has made available to Parent true, correct and complete copies of all Material Contracts.

(b) Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect, except after the date of this Agreement, any termination in the ordinary course.

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(c) None of the Company or the Subsidiaries is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by any of the Company or the Subsidiaries or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, (i) no other party to any of the Material Contracts is in breach or default in any material respect, and (ii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts, except in either (i) or (ii) as would not reasonably be expected to be material to the Company. No party to any such Material Contract has given written notice to any of the Company or the Subsidiaries or made a claim in writing against any of the Company or the Subsidiaries in respect of any breach or default thereunder.

(d) None of the Company or the Subsidiaries (i) has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract, and (ii) to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract, except in either (i) or (ii), any such termination, cancellation, or non-renewal that would not reasonably be expected to be material to the Company.

Section 3.11 Permits. Each of the Company and the Subsidiaries has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect without amendment, limitation or restriction, and none of the Company or the Subsidiaries has received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries or any of their respective properties or rights by or before any Governmental Entity. None of the Company or the Subsidiaries is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of any of the Company or the Subsidiaries in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a) each of the Company and the Subsidiaries has

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii) duly and timely paid in full, or caused to be paid in full, all material Company Taxes reflected on such Company Tax Returns, and

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(iii) properly accrued in accordance with GAAP on its books and records a provision for the payment of all material Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.

(b) No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed (other than automatic extension for which approval of a Governmental Entity is not required). There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c) No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income tax return) (other than a group of which the common parent is the Company). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other Contract or by operation of Law) under which any of the Company or the Subsidiaries is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.

(d) Each of the Company and the Subsidiaries has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any material Tax (including, but not limited to, Code Section 3402).

(e) There is no Encumbrance for any Tax upon any asset or property of any of the Company or the Subsidiaries, except for any statutory lien for any Tax not yet due.

(f) No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened in writing with regard to any of the Company or the Subsidiaries, any Company Tax or any Company Tax Return.

(g) The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.

(h) Any material assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.

(i) No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return. Section 3.13 of the Company Disclosure Schedule includes a complete list of all jurisdictions in which the Company or a Subsidiary filed any Company Tax Return since 2018.

(j) None of the Company or the Subsidiaries is a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Entity relating to any of the Company or the Subsidiaries, any Company Tax or any Company Tax Return has been requested or received by any of the Company or the Subsidiaries.

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(k) None of the Company, the Subsidiaries or the Surviving Company will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit, (ii) intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (iii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, or (iv) inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in the case of each of clauses (1) through (3), arising from transactions or events occurring prior to the Closing Date, determined as if the relevant taxable years ended on the Closing Date or (4) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(l) None of the Company or the Subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(m) No asset of any of the Company or the Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(n) None of the Company or the Subsidiaries is or has been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(o) None of the Company or the Subsidiaries has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(p) None of the Company or the Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

(q) Neither the Company nor any Subsidiary has deferred any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020.

(r) None of the Company or the Subsidiaries owns or has owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.

(s) No payments contemplated in this Agreement would reasonably be expected to result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(t) Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made herein with respect to the availability of any net operating losses or other Tax attributes to offset any income of the Company, its Subsidiaries, a Surviving Company, or Parent in any Tax period or portion thereof beginning on or after the Closing Date.

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Section 3.14 Title to Properties; Sufficiency of Assets.

(a) Each of the Company and the Subsidiaries has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances (except for the Permitted Encumbrances). Section 3.14 of the Company Disclosure Schedule contains a complete and correct list of all real property owned or leased by each of the Company and the Subsidiaries and all lease agreements, including all amendments and modifications thereto, for all such leased real property, true, correct and complete copies of which have been made available to Parent. All rents and mortgages due for such real properties have been paid. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession of its leased real properties and is in material compliance with the terms of its real property leases, and all such real property leases are in full force and effect. To Company’s Knowledge, no controversy, claim, dispute or disagreement exists between any of the parties to any of such real property leases. No party to any real property lease has given written notice to any of the Company or the Subsidiaries or made a claim in writing against any of the Company or the Subsidiaries in respect of any breach or default thereunder.

(b) All tangible personal property owned or leased by each of the Company and the Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used in all material respects. The Company’s and the Subsidiaries’ assets and properties (real, personal and intangible) include all tangible and intangible assets, properties and rights necessary to conduct their respective businesses following the Closing Date in the same manner as is currently conducted in all material respects.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule identifies all contracts pursuant to which the Company is granted a license to the Intellectual Property of any other Person (other than (i) widely available, commercial off-the-shelf third-party Software licensed to any of the Company or the Subsidiaries on a non-exclusive basis, (ii) any Contracts for open source Software, or (iii) Contracts having an aggregate or annual value of less than $50,000 (such Contracts being the “Intellectual Property Licenses” and the Intellectual Property licensed pursuant to Intellectual Property Licenses being the “Licensed Intellectual Property”)). Each of the Intellectual Property Licenses constitutes a legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. None of the Company or the Subsidiaries is, and, to the Knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.

(b) All Intellectual Property owned by each of the Company and the Subsidiaries is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.” Section 3.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and pending applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and material unregistered Trademarks (excluding Internet domain names), and pending applications for registration of Trademarks, the registration number and registration date, or the application number and application date, related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), the countries of filing; (iii) registered Copyrights and pending applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names. All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth on Section 3.15(b) of the Company Disclosure Schedule is, to the Knowledge of the Company, valid and in full force and effect. To the Knowledge of the Company, all of the other rights within the Company Intellectual Property are valid and subsisting. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded.

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(c) Each of the Company and the Subsidiaries owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property, in each case free and clear of all Encumbrances (except for the Permitted Encumbrances). The Company Intellectual Property constitutes all of the material Intellectual Property necessary to enable the Company and the Subsidiaries to conduct their respective businesses as such businesses are currently being conducted. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will result in the release, disclosure or delivery of any Company Intellectual Property (except to the Surviving Company connection with the Mergers), or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.

(d) Section 3.15(d) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by any of the Company or the Subsidiaries under, or otherwise has received or acquired from, any of the Company or the Subsidiaries any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property other than agreements with customers of the Company or its Subsidiaries entered into in the ordinary course of business.

(e) Each of the Company and the Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property.

(f) No current or former stockholder, officer, director, consultant, manager, employee or vendor of any of the Company or the Subsidiaries has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee or consultant of any of the Company or the Subsidiaries.

(h) None of the Company or the Subsidiaries has received any written notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, none of the Company or the Subsidiaries is infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

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(i) A complete list of the proprietary software owned by each of the Company and the Subsidiaries, together with a brief description of each, is set forth in Section 3.15(i) of the Company Disclosure Schedule.

Section 3.16 Insurance. Each of the Company and the Subsidiaries maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, and covering against such risks and losses as to comply in all material respects with all Contracts and applicable Law. Set forth on Section 3.16 of the Company Disclosure Schedule is a description of each current insurance policy to which any of the Company or the Subsidiaries is a named insured, setting forth the issuers, amounts, deductibles and coverages of each, and a description of all material claims under any insurance policy maintained by any of the Company or the Subsidiaries at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.

Section 3.17 Environmental Matters. Notwithstanding anything to the contrary in this Section 3.17, all representations and warranties in this Section 3.17 relating to any activities, business or operations of any Person other than the Company and the Subsidiaries at any real property currently or formerly leased by any of the Company or the Subsidiaries (including the lessor of any such property) are made to the Knowledge of the Company.

(a) Each of the Company and the Subsidiaries has all material licenses, permits, authorizations, approvals and consents from all Governmental Entities that are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted (“Environmental Permits”). Each of such Environmental Permits is in full force and effect. The operations of each of the Company and the Subsidiaries are in compliance with, in all material respects, and have complied with, in all material respects, all applicable Environmental Laws and all Environmental Permits.

(b) There are no material adverse environmental conditions, including, without limitation, the presence or release of any Hazardous Materials, on any property currently or formerly owned, operated or leased by any of the Company or the Subsidiaries or any of their respective predecessors (i) relating to, arising out of, or resulting from any failure to comply with any applicable Environmental Law or Environmental Permit or from a release or threatened release of any Hazardous Materials or (ii) which require cleanup or remediation pursuant to any Environmental Law.

(c) None of the Company or the Subsidiaries has any material liability under any Environmental Law or is responsible for any liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise

(d) None of the Company or the Subsidiaries has received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries, relating to any material violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials or Environmental Permit, including, without limitation, (i) any claim by a Governmental Entity for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other action, damages, fines or penalties pursuant to any Environmental Law, and (ii) any claim by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from or relating to a release of any Hazardous Materials or alleged injury or threat of injury to health, safety, property, natural resources or the environment.

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(e) There is not located at any property currently or formerly owned, operated or leased by any of the Company or the Subsidiaries or any of their respective predecessors any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) mold, in each case except in compliance in all material respects with applicable Environmental Laws.

(f) The Company has made available to Parent true, complete and correct copies of all records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring in their possession or control concerning the existence of any Hazardous Materials or any other environmental concern at any property currently or formerly owned, operated or leased by any of the Company or the Subsidiaries or concerning compliance by any of the Company or the Subsidiaries with, or liability under, any Environmental Law.

(g) For purposes of this Section 3.17, the following terms shall have the following meanings:

(i) “Environmental Laws” means all foreign, federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, and (C) pesticides.

(ii) “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

Section 3.18 Employee and Labor Matters. None of the Company or the Subsidiaries is a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by any of the Company or the Subsidiaries, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of any of the Company or the Subsidiaries. Except as set forth in Section 3.18 of the Company Disclosure Schedule, (a) each of the Company and the Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to any of the Company or the Subsidiaries pending, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving any of the Company or the Subsidiaries currently or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of any of the Company or the Subsidiaries have been duly and adequately accrued on the accounting records of the Company and the Subsidiaries. To the Knowledge of the Company, all (x) individuals characterized and treated by any of the Company or the Subsidiaries as consultants or independent contractors are properly treated as independent contractors under all applicable Laws, and (y) employees of any of the Company or the Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

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Section 3.19 Employee Plans.

(a) Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which any of the Company or the Subsidiaries has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii) all current directors, officers, employees, consultants and independent contractors of each of the Company and the Subsidiaries; and

(iii) all material employment (other than offer letters for “at-will” employment that do not contain severance), consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which any of the Company or the Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of any of the Company or the Subsidiaries (the “Employee Arrangements”).

(b) In respect of each Benefit Plan and material Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written material Employee Arrangement, and all amendments thereto.

(c) None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and none of the Company or the Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any such plans.

(d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, are covered by an opinion, advisory, or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code.

(e) All contributions and other payments required to have been made by any of the Company or the Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made in all material respects.

(f) The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws in all material respects.

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(g) There are no pending or, to the Knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(h) None of the Company or the Subsidiaries has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i) None of the assets of any Benefit Plan is stock of any of the Company or the Subsidiaries.

(j) Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of any of the Company or the Subsidiaries under any Benefit Plan or Employee Arrangement, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits under any Benefit Plan or Employee Arrangement (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code).

(k) Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code or exempt from 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(l) The Company has made available to Parent a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of any of the Company or the Subsidiaries: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

Section 3.20 Brokers and Finders. Except as set forth on Section 3.20 of the Company Disclosure Schedule, neither of the Company nor any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Parent or Merger Subs would be liable.

Section 3.21 Stockholder Vote Required. The Requisite Stockholder Approval is the only votes of the holders of such stock necessary to approve and adopt this Agreement and the Contemplated Transactions.

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Section 3.22 Absence of Questionable Payments. None of the Company or the Subsidiaries or, to the Knowledge of the Company, any director, Officer, employee, consultant, contractor or other Person acting on behalf of any of the Company or the Subsidiaries has (a) used any corporate or other funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. None of the Company or the Subsidiaries or, to the Knowledge of the Company, any director, Officer, employee, consultant, contractor or other Person acting on behalf of any of the Company or the Subsidiaries has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for any of the Company or the Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

Section 3.23 Books and Records. The books of account and other books and records of the Company and the Subsidiaries are complete and accurate and have been maintained in accordance with sound business practice, applicable requirements of Law and GAAP consistently applied.

Section 3.24 Bank Accounts; Powers of Attorney. Section 3.24 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which any of the Company or the Subsidiaries maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from any of the Company or the Subsidiaries, true, complete and correct copies of which have been made available to Parent.

Section 3.25 Customers and Suppliers. There are no disputes between any of the Company or the Subsidiaries, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of any of the Company or the Subsidiaries. Since January 1, 2021, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified any of the Company or the Subsidiaries in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with any of the Company or the Subsidiaries.

Section 3.26 Accounts Receivable. All accounts receivable of each of the Company and the Subsidiaries have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable, are or will be collectible in the ordinary course of business in amounts not less than the amounts thereof carried on the books of the Company and the Subsidiaries (except to the extent of the allowance for doubtful accounts shown on the Company Financials, or with respect to accounts receivable arising after the date of this Agreement, in the books and records of the Company), and are not subject to set-off or counterclaim. Any allowances that the Company and the Subsidiaries have established specifically for doubtful accounts have been established on a basis consistent with their prior practice, credit experience and GAAP consistently applied.

Section 3.27 Certain Transactions. Except as set forth on Section 3.27 of the Company Disclosure Schedule, to the Company’s Knowledge, none of the Stockholders, Officers, directors, or employees of any of the Company or the Subsidiaries, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with any of the Company or the Subsidiaries, including without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a stockholder, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 3% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of any of the Company or the Subsidiaries or any organization that has a Material Contract with any of the Company or the Subsidiaries.

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Section 3.28 Inventory. All Inventory, whether or not reflected in the Company Financials, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company free and clear of all Encumbrances (except for the Permitted Encumbrances), and no Inventory is held on a consignment basis.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in Parent’s disclosure schedule provided herewith (the “Parent Disclosure Schedule”), Parent and Merger Subs hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 4.1 Corporate Organization, Etc. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Merger Subs is a corporation duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of Parent and Merger Subs is qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the organizational and governing documents of Parent and Merger Subs as presently in effect have been heretofore made available to the Company. Without limiting the foregoing, Merger Sub II will be qualified to do business as a foreign limited liability company in Maryland as of the Closing Date. Neither Parent nor Merger Subs is in violation of any term or provision of its organizational or governing documents. Each Merger Sub is a direct wholly owned subsidiary of Parent. Each Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not owned any assets, engaged in any business activities or conducted any operations, in each case, other than in connection with the Contemplated Transactions.

Section 4.2 Capitalization. The authorized shares of capital stock of Parent consists of (a) 500,000,000 shares of common stock, par value $0.001 (“Parent Common Stock”), of which 42,743,205 shares were outstanding as of June 9, 2022 and (b) 40,000,000 shares of preferred stock, of which no shares were outstanding as of as of June 9, 2022. As of the date hereof, except for 43,073 shares of Parent Common Stock awarded but not yet issued to employees of Parent, all outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable U.S. state and federal securities Laws. As of the date hereof, except for options issued to employees of Parent to purchase in the aggregate 43,073 shares of Parent Common Stock, there are no outstanding (i) securities convertible into or exchangeable for capital stock of Parent, (ii) options, warrants or other rights to purchase or subscribe for capital stock of Parent, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Parent, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Parent is subject or bound.

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Section 4.3 Authority Relative to this Agreement. Each of Parent and Merger Subs has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions, have been duly and validly authorized by all required corporate or other action on the part of each of Parent and Merger Subs, and no other corporate or other proceedings on the part of Parent or Merger Subs are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. Parent, in its capacity as sole stockholder of each Merger Sub, has approved this Agreement and the Contemplated Transactions, as required by the DGCL and DLLCA. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of Parent and Merger Subs and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles. The Closing Date Stock Consideration has been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by any Stockholder) and in compliance with applicable U.S. state and federal securities Laws.

Section 4.4 Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by Parent or Merger Sub, the performance by Parent or Merger Subs of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by Parent or Merger Subs will (a) violate any provision of the organizational or governing documents of Parent or Merger Sub, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications in connection with filing requirements under federal securities laws enforced by the SEC, (c) require a consent under, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of Parent or Merger Subs pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Subs is a party or by which Parent or Merger Subs or any of their respective properties or assets is bound, (d) violate any Law of any Governmental Entity applicable to Parent or Merger Subs or by which Parent or Merger Subs or any of their respective properties or assets is bound or (e) require Parent to obtain the approval of any holders of any of its capital stock by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent and Merger Subs to consummate the Mergers and the Contemplated Transactions, including, without limitation, the issuance of the Closing Date Stock Consideration.

Section 4.5 Litigation. There is no action, suit or proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Subs by or before any Governmental Entity that (a) would reasonably be expected to (a) questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions, (b) would reasonably be expected to have an adverse effect on the ability of Parent or Merger Subs to perform its obligations under this Agreement, (c) otherwise prevent or materially delay the consummation of any of the Contemplated Transactions, or (d) have a Parent Material Adverse Effect.

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Section 4.6 Brokers and Finders. Neither Parent nor Merger Subs has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which any of the Company would be liable.

Section 4.7 Sufficient Funds. Parent has, and at Closing will have, sufficient funds to pay each cash portion of Merger Consideration and any WC Adjustment Amount and consummate the Contemplated Transactions.

Section 4.8 SEC Filings; Financial Statements.

(a) Parent has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2020 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing or, if applicable, as of the time of its most recent amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Parent Financials”) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of Parent and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(c) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent’s management has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information, and Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

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(d) Parent and the Subsidiaries of Parent do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of Parent (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Parent Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Parent Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement and the Contemplated Transactions, and (iv) for liabilities and obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the consolidated businesses, operations or assets of Parent and its Subsidiaries.

Section 4.9 Absence of Changes. Since December 31, 2021, there has not occurred any Event, individually or in the aggregate, which has had or would be reasonably expected to have, a Parent Material Adverse Effect.

Article V

COVENANTS

Section 5.1 Conduct of the Business of the Company Pending the Closing. Except (x) as otherwise expressly provided by this Agreement or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (y) as required by Law, or (z) for any actions taken in good faith in response to any applicable COVID-19 Measures, during the period between the date of this Agreement and the earlier of the Effective Time of Merger I or the termination of this Agreement (the “Interim Period”):

(a) The Company will, and will cause each of the Subsidiaries to, conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it; and

(b) The Company will not, and will cause each of the Subsidiaries not to:

(i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional shares of capital stock, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any shares of capital stock outstanding on the date hereof;

(ii) split, combine or reclassify any shares of its capital stock;

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(iii) declare or pay any dividend or distribution to any Stockholder;

(iv) redeem, purchase or otherwise acquire any outstanding shares of capital stock (other than repurchase of Options under the Incentive Plan);

(v) propose or adopt any amendment to any of its organizational or governing documents;

(vi) (1) incur or assume any long-term or short-term debt in excess of $50,000 or issue any debt securities; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to, or investments in, any other Person; (4) pledge or otherwise encumber shares of its capital stock; or (5) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon (except for any Permitted Encumbrance);

(vii) (1) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers, employees, consultants or contractors, or (2) pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any such director, officer, employee, consultant or contractor, whether past or present, or (3) adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement;

(viii) acquire, sell, lease or dispose of any material assets outside the ordinary and usual course of business;

(ix) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;

(x) settle or compromise any pending or threatened suit, action, proceeding or claim;

(xi) sell, dispose of, license, disclose or permit to lapse any rights to any material Intellectual Property;

(xii) change any of its banking or safe deposit arrangements;

(xiii) amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract, in each case, other than in the ordinary course of business;

(xiv) make any capital expenditures in excess of $50,000 in the aggregate;

(xv) satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business consistent with past practice;

(xvi) (1) fail to timely file any Tax Return that is due, (2) file any amended Tax Return, or claim for or surrender any refund, (3) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (4) make or change any Tax election, (5) settle or compromise any Tax liability, (6) change any method of tax accounting, (7) enter into any closing agreement relating to any Tax with any Governmental Entity, (8) prepare any material Tax Return in a manner materially inconsistent with past practice except to the extent otherwise required by applicable Law, or (9) file any Tax Return in a jurisdiction where such Company or Subsidiary did not file a Tax Return of the same type in the immediately preceding Tax period; or

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(xvii) take, propose to take or agree in writing to take any of the actions described in this Section 5.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect.

Section 5.2 Access to Information.

(a) During the Interim Period, the Company will (i) give Parent and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Company and the Subsidiaries, (ii) permit Parent and its authorized Representatives to make such inspections thereof as Parent may reasonably request and (iii) cause the Officers and employees of the Company and the Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and operations of the Company and the Subsidiaries, in each case, as Parent may from time to time reasonably request; provided, however, (x) that all access under this Section 5.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company and the Subsidiaries and (y) nothing herein shall require the Company and the Subsidiaries or its representatives to furnish to Parent or provide Parent with access to information that (A) is subject to an attorney-client or an attorney work-product privilege or similar privilege, or (B) that otherwise may not be disclosed pursuant to applicable Law or pursuant to any binding contract or agreement. Parent shall pay or reimburse the Company for third party out of pocket expenses in connection with any information requests hereunder, which have been pre-approved in advance by Parent, which such pre-approval shall not unreasonably be withheld, conditioned, or delayed. The Company shall not be required to provide access pursuant to this Section 5.2 in the event Parent does not provide its consent pursuant to the previous sentence. No investigation under this Section 5.2 shall affect or be deemed to modify any of the representations or warranties made by the Company in this Agreement.

(b) All such information and access shall be subject to the terms and conditions of the Mutual Confidential Disclosure Agreement, dated January 7, 2022, between Parent and Company (the “Confidentiality Agreement”), which Confidentiality Agreement remains in full force and effect.

Section 5.3 Consents and Approvals. During the Interim Period, each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions.

Section 5.4 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.

Section 5.5 R&W Policy.

(a) Concurrently with the execution of this agreement, Parent has obtained the bound R&W Policy dated as of the date of this Agreement and Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to satisfy as promptly as reasonably practicable thereafter any conditions to the issuance and effectiveness of the R&W Policy. The R&W Policy includes (i) an express waiver of subrogation and contribution rights against the Company, the Equityholders, each of their Affiliates and their respective employees, directors, managers and officers, except and only in the event of Fraud and then only against the Person committing such Fraud, and (ii) express third party beneficiary rights in favor of the Equityholder Indemnified Parties with respect to such anti-subrogation provisions. The premium, underwriting fees and other fees or expenses incurred or to be incurred in connection with procuring the R&W Policy shall be borne and paid equally between Parent, on the one hand, and the Stockholders, on the other hand (with such amounts to be deducted from the Closing Date Merger Consideration). The Company shall reasonably cooperate with the Parent in connection with the Parent’s efforts to obtain the R&W Policy.

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(b) During the term of the R&W Policy, Parent (i) shall (and shall cause its Affiliates, including the Surviving Companies, to) maintain the R&W Policy in full force and effect and (ii) shall not (and shall cause its Affiliates, including the Surviving Companies, to not) (A) amend, modify, terminate, or waive the waiver of subrogation set forth in the R&W Policy without the consent of the Stockholder’s Representative (B) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Policy or coverage thereunder other than by payment of claims thereunder, (C) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Policy other than as allowed by the terms of the R&W Policy. The parties hereto acknowledge and agree that the failure by Parent to obtain the R&W Policy by the Closing and/or to maintain the R&W Policy in accordance with this Section 5.5 shall not in any manner increase the liability of the Company otherwise applicable under the provisions in Article VII hereof and, in the event of such failure to obtain the R&W Policy, and notwithstanding Section 5.5(a), the Company and the Equityholders shall not be obligated to bear any costs to purchase such insurance policy.

Section 5.6 Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions.

Section 5.7 Employees and Benefit Plans.

(a) For at least one (1) year following the Closing Date, Parent shall provide or cause to be provided to all employees of the Company who remain employed by the Surviving Company and its Affiliates after the Effective Time of Merger I (the “Continuing Employees”) a rate of base salary, wages, bonus opportunity and other benefits (other than equity compensation) that are substantially commensurate, in the aggregate, with the cash compensation and benefits provided by the Parent immediately prior to the Closing Date to its employees who are similarly situated to such Continuing Employees.

(b) On and after the Closing Date, Parent shall (i) ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Employees or their dependents or beneficiaries may be eligible to participate, and (ii) provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

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(c) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices (excluding equity compensation), sponsored or maintained by Parent or its Affiliates (including the Surviving Company following the Closing), Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company and its predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual and severance, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits.

(d) Nothing contained herein shall be construed as requiring the Surviving Company to continue any specific plans or to continue the employment of any Continuing Employee.

Section 5.8 Indemnification of Directors and Officers; Tail Policy.

(a) For a period of six years following the Closing Date, Parent agrees to honor all rights of the directors, officers, employees, fiduciaries or agents of any member of the Company Group (collectively, the “Covered Persons”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of each member of the Company Group as now in effect and the indemnification agreements or arrangements of any member of the Company Group with respect to Covered Persons shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. During such six-year period, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Covered Persons, unless such modification is required by applicable Law. Parent shall pay all fees, costs and expenses, including legal fees that may be incurred by a Covered Person in enforcing this Section 7.4 to the extent such Covered Person is the prevailing party in any such action or proceeding.

(b) For not less than six (6) years after the Effective Time of Merger I, unless otherwise required by applicable Law, the Organizational Documents of the Surviving Company and its Subsidiaries shall contain provisions no less favorable to the Covered Persons with respect to indemnification and advancement of expenses to, and exculpation of, directors, officers and employees than are set forth in the governing documents of the Company in effect on the date hereof.

(c) At or prior to the Closing Date, the Company shall purchase and pay in full a “tail” prepaid insurance policy (the “Tail Policy”) with respect to the Covered Person’s existing directors’ and officers’ liability insurance coverage that shall provide such directors and officers coverage for six (6) years following the Effective Time of Merger I (including with respect to acts or omissions occurring in connection with this Agreement and the Contemplated Transactions on terms with respect to such coverage and amount no less favorable to the Covered Persons than those of such policies in effect on the date hereof). Parent shall, and shall cause the Surviving Company to, maintain such policy in full force and effect.

(d) The obligations of Parent, the Surviving Company and its Subsidiaries under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any Covered Person to whom this Section 7.4 applies without the consent of the affected Covered Person (it being expressly agreed that (i) the Covered Persons and their heirs and legal representatives to whom this Section 7.4 applies shall be express third-party beneficiaries of this Section 7.4 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 7.4 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any Covered Person may have).

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(e) This Section 7.4 survives the consummation of the Contemplated Transactions at the Effective Time of Merger I and shall be binding on all successors and assigns of the Surviving Company and its Subsidiaries. If Parent or any of its successors or assigns (i) is not the continuing or surviving entity following an arrangement, amalgamation, merger or consolidation with any other Person or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 7.4.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1 Acquisition Proposals. During the Interim Period, the Company will not, nor will it authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of any of the Company or its Subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its officers, directors, employees, consultants, contractors, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Parent of the receipt of any subsequent Acquisition Proposal. The Company will take all reasonable steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.1 of the obligations undertaken in this Section 6.1. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving any of the Company or the Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of shares of capital stock or other equity interests or securities, (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 6.2 Public Announcements. Each of Parent and Merger Subs, on one hand, and the Company, on the other hand, shall jointly agree upon issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Merger and the identity of the Stockholders, and will not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will (a) consult with the other parties hereto prior to such disclosure, and (b) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other party hereto. Notwithstanding anything herein to the contrary, following the Closing and after the public announcement of the Mergers, the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

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Section 6.3 Indemnification.

(a) Indemnification by the Equityholders. Subject to the other terms of this Section 6.3, the Equityholders will, severally but not jointly, in accordance with their Pro Rata Share, defend, indemnify and hold harmless Parent, Merger Subs, the Surviving Company and each of their respective Representatives (collectively, the “Parent Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Parent Indemnified Parties arising out of, based upon or related to (i) any breach or inaccuracy of any representations or warranties made by the Company in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by any of the Company in this Agreement, or (iii) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.

(b) Indemnification by Parent. Subject to the other terms of this Section 6.3, Parent will defend, indemnify and hold harmless the Equityholders and each of their respective Representatives (collectively, the “Equityholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Equityholder Indemnified Parties arising out of, based upon or related to (i) any breach or inaccuracy of any representations or warranties made by Parent or Merger Subs in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by Parent or Merger Subs in this Agreement.

(c) Indemnification Procedure.

(i) The Person seeking indemnification under this Section 6.3 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under this Section 6.3, such notice shall be given to the Stockholders’ Representative) of any third-party claim which may give rise to any indemnity obligation under this Section 6.3, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within 10 days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable, subject to the limitations in this Section 6.3, for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

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(ii) If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within 20 days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 6.3(c)(i) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 6.3(b), Parent will pay to the Paying Agent for further distribution to the Equityholder Indemnified Party promptly following such Resolution an amount equal to the Losses of such Equityholder Indemnified Party as set forth in such Resolution.

(d) Limitations.

(i) The representations and warranties set forth in Article III and Article IV (and all causes and claims of action with respect thereto) will survive the consummation of the Mergers until the twelve (12)-month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1, 3.2, 3.4, 3.20, 4.1, 4.2, 4.3, and 4.6 (collectively, the “Fundamental Representations” and, together with Section 3.13, the “Specified Representations”), any indemnification arising under Section 6.3(a)(iii), and all causes and claims of action with respect to the Specified Representations and such indemnification will survive until the seventy-two (72)-month anniversary of the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred and any claims involving Fraud shall survive for the applicable statute of limitations. For the avoidance of doubt, nothing herein shall be deemed to shorten or accelerate the expiration of any otherwise applicable claim period under the R&W Policy or limit the applicable parties’ rights thereunder. The covenants and agreements in this Agreement (i) which require performance prior to Closing, and all causes and claims of actions with respect thereto, shall survive until the three (3)-month anniversary of the Closing and (ii) which require performance at or after the Closing shall survive the Closing for the period of time set for in such covenants or agreements, if any, or until fully performed, in each case plus three (3) months. The parties agree that the foregoing is a contractual statute of limitations.

(ii) Each Parent Indemnified Party agrees to take all commercially reasonable actions (x) to mitigate all Losses and (y) to timely make and diligently pursue any claims for insurance (including the R&W Policy), Tax benefits, and/or other payments reasonably available from third parties with respect to Losses for which it will seek indemnification hereunder, with all such mitigation costs to be included in the amount of Losses arising under the applicable indemnified claim. In calculating the amount of Losses recoverable pursuant to this Section 6.3, the amount of such Losses shall be reduced by (A) any insurance proceeds (including proceeds from the R&W Policy) actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), (B) any Tax benefits, net of any Taxes (including any Taxes imposed by way of withholding or offset) imposed on, related to, or attributable to, the receipt of or accrual of such Tax benefit, and (C) recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the reasonable expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed) (to the extent the Indemnifying Party refers to the Equityholders, such amount shall be delivered to the Paying Agent for further distribution to the Equityholders).

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(iii) Following the Closing Date, the sole and exclusive remedy of the Parent Indemnified Parties and the Equityholder Indemnified Parties with respect to any and all claims relating to this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule or any of the certificates delivered pursuant to Section 7.2(e) or Section 7.3(e) shall be indemnification in accordance with this Section 6.3, except with respect to any claim arising out of, based upon or related to Fraud, and nothing in the foregoing shall limit any rights pursuant to Section 9.8; provided, however, no Equityholder shall be liable to the Parent Indemnified Parties for Losses and indemnification obligations pursuant to this Section 6.3 to the extent such Loss results from any other Equityholder’s Fraud.

(iv) Notwithstanding anything herein to the contrary, no Equityholder shall be liable to the Parent Indemnified Parties for Losses and indemnification obligations pursuant to this Section 6.3 to the extent that any Parent Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.

(v) R&W Policy as Cap. Recovery from the R&W Policy shall be the sole and exclusive sources of recovery of the Parent Indemnified Parties with respect to the matters set forth in Section 6.3(a)(i) (the “Cap”), except as otherwise set forth in Section 6.3(d)(vi) below; provided¸ however¸ that Parent shall bear the first 50% of any R&W Policy deductible, after which point, the Parent Indemnified Parties may seek recovery from the Indemnification Escrow Amount to pay for the remaining 50% of the R&W Policy deductible;

(vi) Exclusions to the Cap. The Cap shall not apply to claims based on the Specified Representations or in the case of Fraud; provided, however that the Parent Indemnified Parties shall be obligated to first seek recovery under the R&W Policy prior to seeking recovery directly from any Equityholder and, notwithstanding anything to the contrary in this Agreement, each Equityholder’s aggregate liability shall be limited to the amount of Merger Consideration allocated to such Equityholder on the Allocation Schedule; provided further, that the Parent Indemnified Parties shall be entitled to seek recovery for Losses in excess of the Cap from the insurer pursuant to the R&W Policy.

(vii) The parties to this Agreement agree to treat any indemnity payment made pursuant to Section 6.3 as an adjustment to the aggregate Merger Consideration for federal, state, local and foreign income Tax purposes.

Section 6.4 Notification of Certain Matters. From the date of this Agreement to the Effective Time of Merger I, the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII becoming incapable of being satisfied or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

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Section 6.5 Tax Covenants.

(a) To the extent not filed prior hereto, Parent will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, all Company Tax Returns that are due after the Closing Date for all Pre-Closing Periods. At least twenty-five (25) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Parent will deliver such Company Tax Return to the Stockholders’ Representative. No later than five (5) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Stockholders’ Representative may request reasonable changes and revisions be made to such Company Tax Return, and the Parent will cooperate fully in making any such reasonable changes and revisions to such Company Tax Return. At least three (3) days prior to the date on which a Company Tax Return (in each case after the Stockholders’ Representative has reviewed such Company Tax Return and its reasonable changes and revisions have been made) for a Pre-Closing Period is due (after taking into account any valid extension), Parent will file such Company Tax Return. With respect to any such Company Tax Return for a Pre-Closing Period filed by Parent, Parent may recover from the Indemnification Escrow Amount or otherwise pursuant to Section 6.3 an amount equal to the Taxes shown on such Pre-Closing Period Company Tax Return only to the extent such Taxes were (i) not included in the calculation of the Merger Consideration as finally determined (for the avoidance of doubt, such matter must be clearly identified in the calculation of the Merger Consideration or accrued for as a liability in the Working Capital calculation), or (ii) not paid prior to the Closing (and for the avoidance of doubt, the Stockholders shall receive credit for any applicable pre-paid or estimated tax payments paid by the Company prior to the Closing).

(b) Parent will prepare and file the Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law, and such Company Tax Return for a Straddle Period shall be consistent with past practice of the Company. At least twenty-five (25) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Parent will deliver such Company Tax Return to the Stockholders’ Representative. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Stockholders’ Representative may make reasonable changes and revisions to such Company Tax Return. Parent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. With respect to any such Company Tax Return for a Straddle Period filed by Parent, Parent may recover from the Indemnification Escrow Amount or otherwise pursuant to Section 6.3 an amount equal to the Taxes shown on such Pre-Closing Period Company Tax Return only to the extent such Taxes were (i) not included in the calculation of the Merger Consideration as finally determined (for the avoidance of doubt, such matter must be clearly identified in the calculation of the Merger Consideration or accrued for as a liability in the Working Capital calculation), or (ii) not paid prior to the Closing (and for the avoidance of doubt, the Equityholders shall receive credit for any applicable pre-paid or estimated tax payments that reduce the tax due on such Company Tax Return paid by the Company prior to the Closing).

(c) For purposes of Section 6.3 and Section 6.5(b), in the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date.

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(d) Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the applicable Stockholder will give to Parent reasonable written notice and, to the extent Parent so requests, such Stockholder will permit Parent to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return (each, a “Tax Proceeding”). Stockholders’ Representative will have the right to control any Tax Proceeding with respect to a Pre-Closing Period, and Parent will have the right to control any Tax Proceeding with respect to any Straddle Period. The party in control of such Tax Proceeding shall inform the other party of the status of such Tax Proceeding, shall provide the other party with copies of any pleadings, correspondence, and other documents as the other party may reasonably request, shall consult with the other party prior to the settlement of such Tax Proceeding, and shall obtain written consent of the other party prior to the settlement of any such Tax Proceeding that could reasonably be expected to have an adverse effect on the other party, which consent shall not be unreasonably conditioned, withheld or delayed. Nothing in this Section 6.5(d) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 6.5(d).

(e) Parent and the Equityholders shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The Person required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the Person responsible for paying such Transfer Taxes shall promptly reimburse such filing Person upon receipt of notice that such Transfer Taxes are payable. The Equityholders will be severally liable for the Equityholders’ portion of such Transfer Taxes based upon the Pro Rata Share of the Final Merger Consideration to be received by each of the Equityholders as set forth on the Allocation Schedule. To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

(f) None of the Stockholders will make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless Parent, in its reasonable discretion, consents in writing thereto, which consent shall not be unreasonably conditioned, withheld or delayed. Parent will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Parent is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Parent determines in its reasonable discretion that neither Parent nor any of its subsidiaries will be adversely impacted by filing such Tax Return. In the event any refund or credit of Company Taxes is actually received by Parent, the Merger Subs, or the Company with respect to a Pre-Closing Period, Parent shall pay, or cause to be paid, to the Paying Agent (for further distribution to the Equityholders) any such refund or credit (net of any cost and Taxes attributable to such refund or credit) within ten (10) days of the actual receipt thereof.

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(g) Any Tax sharing or similar agreement with respect to or involving any of the Company or the Subsidiaries will be terminated as of the Closing Date, without liability to any party, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to any of the Company or the Subsidiaries.

(h) Except to the extent required by Law, Parent shall not, and shall cause the Company not to, without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably conditioned, withheld or delayed), (A) file or amend any Company Tax Return for any Tax period that includes any period prior to the Closing Date; (B) file any ruling or request with any Governmental Entity that relates to Company Taxes or Company Tax Returns for any Tax period ending on or prior to the Closing Date; (C) enter into any voluntary disclosure with any Governmental Entity regarding any Tax or Tax Returns of the Company for any Tax period ending on or prior to the Closing Date; or (D) make any Tax election under Section 338 of the Code in respect of the transactions contemplated herein; provided that, in each case, the consent of Stockholders’ Representative shall not be required if such action could not reasonably be expected to increase the amount for which the Equityholders would be liable under Section 6.3 or otherwise reduce the amount of consideration payable to any Equityholder pursuant to this Agreement.

(i) The Company shall (i) use reasonable best efforts to obtain, prior to the Closing, a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code and the regulations thereunder) that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual; and (ii) to the extent such waivers are obtained, deliver, prior to the Closing, to the stockholders of the Company a disclosure statement in a form which satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that the shareholders vote in favor of the transactions disclosed therein through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which provides for a voting process that is intended to be completed prior to the Closing Date. The Company shall provide Parent and its representatives with a copy of the form of such waiver and such disclosure statement (along with the analysis described in the last sentence of this Section 6.5(i)) for its review and approval (which approval shall not be unreasonably withheld) prior to delivery to each such disqualified individual and shareholders of the Company, respectively, and the Company shall incorporate all reasonable comments timely provided by Parent or its representatives. Prior to the Closing, the Parent shall provide to the Company all Contracts or other agreements or arrangements (or a summary thereof that satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code) that are (or will be) entered into by Parent or any of its Affiliates (or under which Parent or any of its Affiliates have liability) that would reasonably be expected to result in a “parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement (alone or in combination with any other event) with respect to a “disqualified individual” of the Company. Prior to the Closing, with respect to each “disqualified individual” of the Company, the Company shall provide to Parent: (i) a schedule that sets forth (A) the Company’s reasonable, good faith estimate of all payments or benefits that would reasonably be expected to be “parachute payments” to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), and (B) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual; and (ii) the underlying data and documentation on which such schedule is based.

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Section 6.6 Nasdaq Listing. Parent shall take all action to cause the shares of Parent Common Stock to be issued in Merger I to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time of Merger I.

Section 6.7 Stockholders’ Representative.

(a) By virtue of the adoption and approval of this Agreement, and by receiving the benefits thereof, including any consideration payable hereunder, each Equityholder shall be deemed to have irrevocably agreed, appointed and approved Shareholder Representative Services LLC as the Stockholders’ Representative as of the Closing empowering it to act, with full power of substitution, as the representative by and for the benefit of the Equityholders, and as the exclusive agent and attorney-in-fact to act on behalf of each Equityholder for all purposes in connection with Agreement, the Transaction Documents and any related agreements including the power and authority (i) to pay the Equityholders’ expenses incurred in connection with this Agreement, (ii) to the extent applicable, to direct the disbursement any funds received hereunder on behalf of or to each Equityholder, (iii) to hold back from disbursement to all of the Equityholders collectively any such funds to the extent Stockholders’ Representative reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law or may be required for future expenses or obligations, including with respect to the matters listed in Schedule 3.20 of the Disclosure Schedule, (iv) to execute and deliver on behalf of each Equityholder all documents contemplated herein, any amendment or waiver hereto, and any consents, in each case, with such modifications or changes as to which the Stockholders’ Representative, in its sole discretion, determines is desirable, (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Contemplated Transactions, (vi) to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interest of the Stockholders’ Representative arising out of or under or in any manner relating to this Agreement and the Transaction Documents, (vii) to refrain from enforcing any right of the Equityholders or any of them or the Stockholders’ Representative arising out of, under or in any manner relating to this Agreement and Transaction Documents; provided, however, that no such failure to act on the part of the Stockholders’ Representative, except as otherwise provided in this Agreement or in the Transaction Documents, shall be deemed a waiver of any such right or interest by the Stockholders’ Representative or by such Equityholders unless such waiver is in writing signed by the waiving party or by the Stockholders’ Representative, (viii) to negotiate, settle, compromise and otherwise handle all disputes with Parent or any other Parent Indemnified Party under this Agreement, including disputes regarding any adjustment pursuant to Section 2.6 and any indemnification claims made by any Parent Indemnified Party, (ix) to give and receive notices on behalf of the Equityholders, including any notice of an indemnification claim for which indemnification is sought by the Equityholders pursuant to Section 6.3 and to provide notice and instructions to the Escrow Agent and to authorize disbursement of funds from the Escrow Account in accordance with this Agreement and (x) to do each and every act and exercise any and all rights which the Equityholders are permitted or required to do or exercise under this Agreement; provided, however, that the Stockholders’ Representative shall have no obligation to act on behalf of the Equityholders. Without limiting the foregoing, the Equityholders, by accepting the consideration payable to them hereunder, irrevocably grant unto the Stockholders’ Representative as said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or required to be done after the Closing in connection with the Transactions as fully to all intents and purposes as the Equityholders might or could do. Such agency and proxy are coupled with an interest and are therefore irrevocable without the consent of the Stockholders’ Representative, and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and the consummation of the Transactions. All actions, decisions and instructions of the Stockholders’ Representative taken, made or given pursuant to the authority granted to the Stockholders’ Representative pursuant to this Section 6.7 shall be conclusive and binding upon each Equityholder, and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The terms and conditions of this Agreement are hereby made, and are hereby acknowledged to be, dependent on the determinations and actions that are contemplated or permitted to be made by the Stockholders’ Representative pursuant to this Section 6.7, and the rights of all the Equityholders shall be qualified by and dependent upon such determinations and actions, irrespective of whether the Stockholders’ Representative is acting as an agent or power of attorney of such Equityholder. All actions, decisions and instructions of Stockholders’ Representative shall be deemed to be facts ascertainable outside this Agreement pursuant to Section 251(b) of the DGCL or under other applicable Law.

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(b) All decisions, actions, consents and instructions of the Stockholders’ Representative authorized to be made, taken or given pursuant to Section 6.7(a) shall be final and binding upon all the Equityholders, and no such Person shall have any right to object, dissent, protest or otherwise contest the same, except for the gross negligence or willful misconduct of the Stockholders’ Representative in connection therewith. The Stockholders’ Representative shall at all times be entitled to rely on any directions received from those certain Equityholders that enter into that certain engagement letter with the Stockholders’ Representative; provided, however, that the Stockholders’ Representative shall not be required to follow any such direction and shall be under no obligation to take any action in its capacity as the Stockholders’ Representative based upon any such direction. The Stockholders’ Representative shall not have by reason of this Agreement a fiduciary relationship or other special relationship with any Equityholder. The relationship created between the Stockholders’ Representative and any Equityholder shall not be construed as a joint venture or any form of partnership for purposes of U.S. federal or state law, including federal or state Tax purposes. The Stockholders’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) The Equityholders shall be bound by all actions taken and documents executed by the Stockholders’ Representative after the Closing in connection with this Agreement, the Company’s Organizational Documents, and the Escrow Agreement, and Parent and the other Parent Indemnified Parties shall be entitled to rely on any action or decision of the Stockholders’ Representative (and, for the avoidance of doubt, the Equityholders shall be responsible to Parent and the other Parent Indemnified Parties severally (and not jointly and severally) proportionately in accordance with their Pro Rata Shares for any action or inaction of the Stockholders’ Representative in its capacity as such under this Agreement, any Organizational Document, or the Escrow Agreement as if the same were taken or not taken by the Equityholders under this Agreement, such Organizational Document, or the Escrow Agreement). Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Equityholders. The Equityholders assign to the Stockholders’ Representative the right to pursue claims or other causes of action that may arise in the Equityholders’ favor in connection with the Contemplated Transactions.

(d) In the event that the Stockholders’ Representative becomes unable to perform the Stockholders’ Representative’s responsibilities or resigns from such position, the Equityholders shall, within 10 Business Days of such resignation, removal, or vacancy, select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Stockholders’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Stockholders’ Representative.

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(e) The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement, the Contemplated Transactions and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Stockholders’ Representative Expense Fund and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. The indemnity obligations of this Section 6.7(e) shall survive the Closing, the resignation, replacement or removal of the Stockholders’ Representative or the termination of this Agreement.

(f) Each of Parent (on its own behalf and on behalf of the other Parent Indemnified Parties), Merger Sub and the Company acknowledges that the Stockholders’ Representative is a party to this Agreement solely for purposes of serving as the “Stockholders’ Representative” hereunder and no claim shall be brought by or on behalf of Parent or any other Parent Indemnified Parties or, after the Effective Time of Merger I, the Surviving Company or its Subsidiaries, against the Stockholders’ Representative with respect to this Agreement or the agreements or Contemplated Transactions or any certificate, opinion, instrument or other document delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” shall not be deemed to require performance by, or be an agreement of, the Stockholders’ Representative unless performance by the Stockholders’ Representative is expressly provided for in such covenant or the Stockholders’ Representative expressly so agrees in writing, but the Stockholders’ Representative shall receive the benefit of any provision of the “parties” or “each of the parties” including with respect to the miscellaneous provisions set forth in this Section 6.7).

(g) At the Effective Time of Merger I, Parent shall deliver to the Stockholders’ Representative the Stockholders’ Representative Expense Fund, to be held by the Stockholders’ Representative to cover and reimburse the fees, expenses and other monetary obligations incurred by the Stockholders’ Representative. The Equityholders will not receive any interest or earnings on the Stockholders’ Representative Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Stockholders’ Representative Expense Fund to the Paying Agent for further distribution to the Equityholders. With respect to the Tendering Stockholders, the Paying Agent shall pay such Stockholder the portion of the Stockholders’ Representative Expense Fund attributable to such Stockholder with respect to the Pro Rata Share of such Stockholder, which amount shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal. With respect to Tendering Optionholders, the Paying Agent shall pay the aggregate amount, with respect to the Pro Rata Share of such Optionholders, to the Surviving Company and Parent shall cause the Surviving Company to pay to such Optionholders, through the Surviving Company’s payroll system (with respect to Optionholders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such holder’s Option Surrender Form (with respect to Optionholders who are not employed by the Company Group at the time of such payment), such amounts in accordance with their Pro Rata Share less any required withholding Taxes. For tax purposes, the Stockholders’ Representative Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

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Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of Merger I of each of the following conditions, any or all of which may be waived in writing in whole or in part by Parent or the Company, to the extent permitted by applicable Law:

(a) (i) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or (ii) imposing any limitation on the operation or conduct of the business of the Company and the Subsidiaries after the Closing that would have a Company Material Adverse Effect, and (iii) no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.

(b) No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

(c) Each of the Transaction Documents (other than this Agreement) shall have been executed and delivered by the applicable parties thereto and shall be in full force and effect.

(d) The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 7.2 Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of Merger I of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Parent or Merger Subs to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of the Company contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

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(b) Performance of Covenants and Obligations. The Company shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Closing Certificate. The Company shall have delivered to Parent and Merger Subs a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the fulfillment of the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(c).

(e) Closing Deliveries. The Company shall have delivered to Parent the closing deliveries required to be delivered by the Company pursuant to Section 7.4(d). The Escrow Agent shall have delivered its duly executed signature page of the Escrow Agreement to Parent pursuant to Section 7.4(a). The Paying Agent shall have delivered its duly executed signature page of the Paying Agent Agreement to Parent pursuant to Section 7.4.

(f) Written Consent. The Company Consent containing the Requisite Stockholder Approval shall have been obtained.

(g) Termination of Stockholder Agreements. All stockholder agreements, voting agreements, registration rights agreements and similar agreements between or among any of the Company, the Subsidiaries and/or the Stockholders (other than the Registration Rights Agreement), or any other agreement that is not binding on the Company or the Subsidiaries, shall have been terminated and shall cease to be of force or effect.

Section 7.3 Conditions to the Obligations of Company. The obligations of the Company to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of Merger I of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company and the Stockholders’ Representative to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subs contained herein qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b) Performance of Covenants and Obligations. Each of Parent and Merger Subs shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

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(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect.

(d) Closing Certificate. Parent and Mergers Subs shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the fulfillment of the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

(e) Closing Deliveries. Parent and Merger Subs shall have delivered to the Company the closing deliveries required to be delivered by Parent and Merger Sub pursuant to Section 7.4.

Section 7.4 Closing Deliveries. At or prior to the Closing, the following documents will be delivered or caused to be delivered to the parties set forth in each subsection:

(a) Parent, the Stockholders’ Representative, and the Escrow Agent shall execute and deliver the Escrow Agreement;

(b) Parent, the Stockholders’ Representative, and the Paying Agent shall execute and deliver the Paying Agent Agreement;

(c) Parent and Merger Subs’ Deliveries. Parent shall deliver, or cause to be delivered, to the Company or the applicable Person each of the following:

(i) the certificate specified in Section 7.3(d); and

(ii) payment of the closing payments of cash and Parent Common Stock set forth in Section 2.5.

(d) Company Deliveries. The Company shall deliver, or cause to be delivered, to Parent or the applicable Person each of the following:

(i) the certificate specified in Section 7.2(d)

(ii) a duly executed and completed certificate, together with a duly executed and completed notice that Parent may provide or cause to be provided to the IRS, in compliance with Section 1.897-2(h) and 1.1445-2(c)(3)(i) of the Treasury Regulations and reasonably satisfactory to Parent, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(iii) written resignations, in form and substance reasonably acceptable to Parent, of each director and each officer of the Company at least three (3) Business Days prior to the Closing, effective as of the Closing (which officer resignations shall not constitute a termination of employment); and

(iv) duly executed Employment Agreements and Restricted Covenant Agreements.

(e) Parent and each Stockholder receiving Closing Date Stock Consideration hereunder shall execute and deliver a Registration Rights Agreement, in substantially the form attached hereto as Exhibit E; provided, however, that the failure of any such Stockholder to deliver a duly executed signature page thereto prior to Closing shall not affect the Closing, it being agreed that any such Stockholder shall become a party to the Registration Rights Agreement upon delivery to Parent of a duly executed signature page by such Stockholder.

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Article VIII

TERMINATION

Section 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time of Merger I, by mutual written consent of Parent and the Company.

Section 8.2 Termination by either Parent or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time of Merger I by Parent or the Company if:

(a) the Merger shall not have been consummated by June 30, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated by the Outside Date; or

(b) any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Merger shall become final and non-appealable (a “Legal Restraint”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of such Legal Restraint.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time of Merger I by the Company, if any representation of Parent or Merger Subs contained in this Agreement shall have been inaccurate, or Parent or Merger Subs shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company to Parent thereof, provided, however, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 7.1 or Section 7.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Company in this Agreement.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time of Merger I by Parent, if:

(a) Any representation of the Company contained in this Agreement shall have been inaccurate, or the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Parent to the Company thereof.

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(b) The Requisite Stockholder Approval is not obtained and delivered to Parent via email within thirty-six hours after execution of this Agreement.

Section 8.5 Effect of Termination and Abandonment.

(a) Any termination by the Company under this Article VIII shall not require any approval of the Stockholders, regardless of whether before or after the Requisite Stockholder Approval shall have been executed by the Stockholders. This Agreement may only be terminated pursuant to this Article VIII.

(b) In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, notwithstanding the foregoing, (i) the liabilities and obligations under (A) this Section 8.5, Section 5.2, Section 6.2, Section 6.7(e), and Article IX and (B) the Confidentiality Agreement shall continue in full force and effect and (ii) no such termination shall relieve any party hereto of any liability or damages resulting from any Willful Breach of this Agreement by such party (including the failure of such party to consummate the Contemplated Transactions following the satisfaction of all the conditions to the obligations of such party set forth in Article VII other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would have occurred).

(c) Parent and Mergers Subs acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.8, recoverable damages of the Company under this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs but shall also include the benefit of the bargain lost by the Stockholders (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Stockholders under this Agreement and the time value of money, which, in each case, shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of its stockholders.

Article IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment.

(a) This Agreement (including the exhibits hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company, on the one hand, or Parent or Merger Subs, on the other hand, without the prior written consent of the other party(ies). Any assignment in violation of the preceding sentence shall be void.

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Section 9.2 Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by email, provided that in the case of e-mail the e-mail is not returned with an undeliverable, delayed or similar message, provided, further, that such notice must also be sent via one of the other methods set forth herein, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

If to Parent

or Merger Subs, to:

with a copy (which shall not constitute notice) to:

If to the Company to:

with a copy (which shall not constitute notice) to:

If to the Surviving Corporation, to:

If to the Stockholders’ Representative, to:

Blink Charging Co.

605 Lincoln Road, 5th Floor

Miami Beach, FL 33139

Attention: Brendan S. Jones, President and COO

Email: BJones@BlinkCharging.com

Blink Charging Co.

605 Lincoln Road, 5th Floor

Miami Beach, FL 33139

Attention: Aviv Hillo, Esq., General Counsel

Email: AHillo@BlinkCharging.com

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Spencer G. Feldman, Esq.

Email: SFeldman@olshanlaw.com

SemaConnect, Inc.

4961 Tesla Drive, Ste. A

Bowie, Maryland 20715

Attention: Mahi Reddy

Email: mreddy@semaconnect.com

DLA Piper LLP (US)

One Fountain Square

1191 Freedom Drive

Reston, Virginia 20190

Attention: Jeffrey K. Lehrer, Esq.

Email: jeff.lehrer@dlapiper.com

DLA Piper LLP (US)

875 Texas Avenue, Suite 3800

Houston, TX 77002

Attention: J.A. Glaccum, Esq.

Email: j.a.glaccum@dlapiper.com

The parties at the addresses set forth above, with a copy to their respective counsel.

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

Email: deals@srsacquiom.com

or to such other address or email address as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.

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Section 9.3 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby, except that Article I and Section 2.2 shall be governed by and construed in accordance with the relevant provisions of the DGCL and DLLCA, as applicable, and the Laws of the State of Delaware shall govern the duties and obligations of the Stockholders’ Representative under Section 6.7. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any New York state or federal court, located in New York County. The parties hereto hereby (A) submit to the exclusive jurisdiction of any New York state or federal court for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.1. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 9.4 Expenses. Except as provided expressly to the contrary in this Agreement or any other Transaction Document, all fees and out-of-pocket expenses incurred by each party in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by such party, provided, however, that Company and Parent shall each be responsible for fifty percent (50%) of the fees and expenses of (i) the Escrow Agreement, pursuant to the Escrow Agreement, (ii) the Paying Agent, pursuant to the Paying Agent Agreement, and (iii) the R&W Policy.

Section 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.3, Section 5.8, and Section 9.11 with respect to the persons named, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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Section 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.8 Specific Performance. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Parent, on the one hand, and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Company or Parent, as applicable, to cause the other parties hereto to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Contemplated Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Contemplated Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby (A) waives any defenses in any action that a remedy at law would be adequate, and (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or pdf signatures shall have the same force and effect as original signatures.

Section 9.10 Interpretation.

(a) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.

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(b) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The Exhibits and Annexes, to this Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule are an integral part of this Agreement and are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any disclosure set forth in any Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to qualify such Section in the representations and warranties in Article III or the representations and warranties of Parent in Article IV, as applicable, and to be disclosed and incorporated by reference into and qualify any other Section of the Company Disclosure Schedule or Parent Disclosure Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent that such disclosure is relevant to such other Section of the Company Disclosure Schedule or Parent Disclosure Schedule. For all purposes of this Agreement, including any written certificate or instrument delivered pursuant to this Agreement, the representations of the Company in Article III and the representations and warranties of Parent in Article IV shall be given effect as modified, excepted and qualified by the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, consistent with this Section 9.10(d).

Section 9.11 NON-RELIANCE.

(a) Each of Parent and Merger Sub acknowledge and agree that it has conducted its own independent investigation, verification, review and analysis of the businesses, operations, results of operations, financial condition, assets, liabilities, and prospects of the Company, to the extent Parent deemed necessary and appropriate. Parent acknowledges and agrees that it and its Affiliates and Representatives have been provided sufficient access to the personnel, properties, and records of the Company for its investigation, verification, review and analysis.

(b) Parent (on behalf of itself and its Affiliates) acknowledges and agrees that, (i) except for the representations and warranties contained in Article III or any certificate or schedule delivered in connection with the Closing pursuant hereto, none of the Company or any of its Affiliates or Representatives makes or has made, nor is Parent relying on, any representation or warranty, either express or implied, concerning the Company or any of its Subsidiaries or any of its respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) the Company and each of its Affiliates and Representatives hereby disclaims (and Parent and its Affiliates hereby waive any claims with respect to) all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated or furnished (orally or in writing) by the Company, or any of its respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by the Company or its respective Affiliates) other than the representations and warranties expressly set forth in Article III or any certificate or schedule delivered in connection with the Closing pursuant hereto.

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(c) Without limiting the generality of clauses (a) and (b) above, Parent (on behalf of itself and its Affiliates) acknowledges and agrees that (i) in connection with its investigation of the Company, Parent has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans), (iii) the Company has not made any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans), and Parent has not relied thereon, and (iv) Parent will have no claim against the Equityholders, the Company or any other Person with respect thereto (without limitation on any claim Parent may have in respect of the underlying facts of any failure to meet any projections or forecasts). Parent (on behalf of itself and its Affiliates) agrees that the provisions of this Section 9.11 are a contractual waiver of any extracontractual representations and warranties.

Section 9.12 Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent, Merger Subs, the Company and the Stockholders’ Representative. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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Section 9.13 Definitions. As used herein,

“Accounting Methodologies” means GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Audited Financials and presented in a manner consistent with the format set forth as illustrated on Annex A.

“Accrued Interest” means, from the Closing Date and until the payment of the Deferred Cash Consideration in full, interest accrued on the initial amount of $40,000,000 at the fixed rate of 7% per annum. Accrued Interest shall be calculated on the actual number of days elapsed over a year of 365 days.

“Acquisition Proposal” has the meaning set forth in Section 6.1.

“Agreement” has the meaning set forth in the Preamble.

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Allocation Schedule” means the schedule, attached hereto as Annex II, and to be updated and delivered pursuant to Section 2.15, allocating the Merger Consideration, including the respective portion of cash or Parent Common Stock, as applicable, and Final Merger Consideration among the Equityholders.

“As-Converted Outstanding Company Preferred Shares” means the number of shares of Company Common Stock into which the Outstanding Company Preferred Shares are then convertible.

“Bank Accounts” has the meaning set forth in Section 3.24.

“Bankruptcy and Equity Principles” has the meaning set forth in Section 3.4.

“Base Amount” means an amount equal to two-hundred million six hundred thousand dollars ($200,600,000).

“Benefit Plans” has the meaning set forth in Section 3.19(a)(i).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“Calculation Time” means 11:59 p.m. (Eastern time) on the day immediately preceding the Closing Date.

“Cap” has the meaning set forth in Section 6.3(d)(v).

“Certificate of Merger I” has the meaning set forth in Section 1.3(a).

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“Certificate of Merger II” has the meaning set forth in Section 1.3(b).

“Change of Control” means (i) the beneficial ownership (as defined in the Exchange Act) of securities representing more than 50% of the combined voting power of the Parent is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Parent, any subsidiary of the Parent, or any trustee or other fiduciary holding securities under an employee benefit plan of the Parent), (ii) the merger or consolidation of the Parent with or into another corporation where the shareholders of the Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Parent immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Parent’s assets to an entity, other than a sale or disposition by the Parent of all or substantially all of the Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Parent, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Parent immediately prior to such sale or disposition.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Adjusted Cash Consideration” means an amount in cash equal to (a) the Closing Date Unadjusted Cash Consideration plus (b) the NAI Incremental Cash Consideration.

“Closing Date Adjusted Stock Consideration” means an amount equal to (a) $120,000,000 minus (b) the NAI Incremental Cash Consideration

“Closing Date Cash and Cash Equivalents” means the sum of: (i) cash and cash equivalents, plus (ii) deposits in transit to the extent there has been a reduction of receivables on account thereof, and minus (iii) outstanding (uncleared) checks, overdrafts, drafts and wire transfers to the extent there has been a reduction of accounts payable on account thereof, restricted balances or deposits (including cash held as collateral and restricted cash related to any letter of credit serving in place of security deposit), amounts held in escrow, in the case of the foregoing clauses (i) – (iii), of the Company and its Subsidiaries, as of the Calculation Time, as further reduced by the amount of any cash used by any of the Company Group after such time and prior to the Closing to pay Indebtedness and Transaction Expenses.

“Closing Date Merger Consideration” means the Merger Consideration.

“Closing Date Per Share Merger Consideration” means the quotient of (a) the Closing Date Merger Consideration over (b) the Fully Diluted Shares.

“Closing Date Stock Consideration” means the aggregate number of validly issued, fully paid and non-assessable shares of Parent Common Stock to be issued to the Equityholders pursuant to this Agreement.

“Closing Date Unadjusted Cash Consideration” means an amount of cash equal to (a) the Merger Consideration, minus (b) $120,000,000, minus (c) the Deferred Cash Consideration, minus (d) the aggregate exercise price of all of the In-the-Money Vested Options outstanding immediately prior to the Effective Time of Merger I.

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“Closing Date Unadjusted Stock Consideration” means $120,000,000.

“Closing Date Unadjusted Stock Consideration Percentage” means an amount, expressed as a percentage, of the quotient of (a) $120,000,000, divided by (b) the sum of (i) $120,000,000, plus (ii) the Closing Date Unadjusted Cash Consideration, plus (iii) the Deferred Cash Consideration (excluding Accrued Interest).

“Closing Date Working Capital Statement” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Majority Interest” means the holders of at least a majority of the (a) Outstanding Company Common Shares entitled to vote on the matter and (b) Outstanding Company Preferred Shares, voting together as a single class on an as-converted to Company Common Stock basis.

“Company” has the meaning set forth in the Preamble.

“Company Audited Financials” has the meaning set forth in Section 3.6.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Charter” means the Company’s Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on October 16, 2020, as amended.

“Company Common Stock” means common stock of the Company, par value $0.001 per share.

“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 3.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Financials” has the meaning set forth in Section 3.6.

“Company Group” means (a) prior to the Closing, collectively, the Company and its Subsidiaries and (b) from and after the Closing, collectively, the Surviving Company and its Subsidiaries.

“Company Intellectual Property” has the meaning set forth in Section 3.15(b).

“Company Investor Agreements” means the Investor Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and the Voting Agreement, each dated October 16, 2020, between the Company and the other investor and stockholder parties named thereto.

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“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition (“Company Event”) that, either individually or in the aggregate, (a) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impairs or delays the ability of Company or its Subsidiaries, or would reasonably be expected to prevent or materially impair or delay the ability, to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions; provided, however, that no Company Event to the extent arising or resulting from any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect, (i) changes in general economic conditions or in the industry in which Company or its Subsidiaries operate, (ii) changes from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic (including COVID-19), outbreak, hostility, act of war, sabotage, cyber-attack, terrorism or military action, or other force-majeure events, (iii) changes in Law, (iv) changes in GAAP, (v) the failure to meet internal projections, forecasts, predictions, estimates or models (provided that the underlying Company Events giving rise to such failure (to the extent not otherwise falling into any of the exceptions provided in clauses (i)-(iv) and (vi)) may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect), (vi) compliance with the express terms of this Agreement, (vii) the announcement of this Agreement and the Contemplated Transactions or the pendency or consummation of the Contemplated Transactions, or (viii) to the extent such Event was disclosed in the Company Disclosure Schedule; provided further that subclauses (i) through (iv) may be taken into account in determining a Company Material Adverse Effect to the extent such Company Event disproportionately impacts the Company or its Subsidiaries, as applicable, relative to other Persons in the industry in which the Company or its Subsidiaries conducts business.

“Company Preferred Stock” means the Company’s Preferred Stock, par value $0.001 per share.

“Company Series D Preferred” means the Preferred Stock designated as Series D Preferred Stock in accordance with the Company Charter.

“Company Series E Preferred” means the Preferred Stock designated as Series E Preferred Stock in accordance with the Company Charter.

“Company Tax” means any Tax, if and to the extent that any of the Company or the Subsidiaries is liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax, and shall include any Taxes payable by the Company or any Subsidiary (i) with respect to any income included pursuant to Section 965 of the Code and (ii) determined by including in income for Pre-Closing Periods any income includable by the Company or any Subsidiary pursuant to Sections 951 and 951A of the Code with respect to Pre-Closing Periods (determined, in the case of any Subsidiaries giving rise to such income whose taxable year includes but does not end on the Closing Date, as if such taxable year ended on the Closing Date without offsetting such income for such taxable year by any loss or other Tax attribute from a Pre-Closing Period except to the extent such loss or other Tax attribute is available in taxable periods (or portions thereof) beginning after the Closing Date).

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“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of any of the Company or the Subsidiaries or any Company Tax.

“Company Unaudited Financials” has the meaning set forth in Section 3.6.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Mergers.

“Continuing Employees” has the meaning set forth in Section 5.7(a).

“Contract” means any written contract, agreement, license, lease, instrument or note that creates a legally binding obligation.

“Covered Persons” has the meaning set forth in Section 5.8(a).

“COVID-19” means the coronavirus disease (COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), including any variants thereof, which was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, layoff, furlough, social distancing, shut down, closure, sequester, safety or similar Law, or other Laws, directives, guidelines or recommendations promulgated by any industry group or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, (i) in connection with or in response to COVID-19 or (ii) if required by a change in applicable Law after the date hereof.

“Current Assets” means accounts receivable (less allowances for doubtful accounts), inventory (less reserves for obsolete or excess inventory), notes receivable, deposits and prepaid expenses, but excluding prepaid income and/or corporation taxes or VAT, deferred tax assets, the current portion of long-term notes receivable, and receivables from any Affiliate of any of the Company or the Subsidiaries or from any director, employee, officer or Stockholder of any of the Company or the Subsidiaries or any of their respective Affiliates (each such Person, a “Related Party”), determined in accordance with the Accounting Methodologies; provided, however, that Current Assets shall not include Closing Date Cash and Cash Equivalents.

“Current Liabilities” means accounts payable and accrued expenses (including commissions payable and bonuses promised but not yet paid to employees of the Company for which the Company has accrued on its Balance Sheet), customer prepayments and deferred revenue, but excluding income and/or corporation taxes or VAT payable or accrued, deferred tax liabilities, payables to any Affiliates or Related Parties that are outside of the ordinary course of business, or inconsistent with the prior payroll practices, of any of the Company or the Subsidiaries, determined in accordance with the Accounting Methodologies; provided, however, that Current Liabilities shall not include any current portion of any long-term Indebtedness or any Transaction Expenses.

“Debt Payoff Amount” has the meaning set forth in Section 2.1(c).

“Deferred Cash Consideration” means $40,600,000, plus any Accrued Interest.

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“Deferred Cash Option Cancellation Payment” means an amount equal to the product of (a) the Option Cancellation Payment applicable to such Optionholder multiplied by (b) the Deferred Cash Consideration Percentage.

“Deferred Cash Consideration Percentage” means an amount, expressed as a percentage, equal to the quotient of (a) the Deferred Cash Consideration (excluding Accrued Interest), divided by (b) the sum of (i) the Closing Date Unadjusted Cash Consideration, plus (ii) the Closing Date Unadjusted Stock Consideration, plus (iii) the Deferred Cash Consideration (excluding Accrued Interest).

“Deferred Payment Date” has the meaning set forth in Section 2.5(k).

“Deferred Per Share Merger Consideration” means the quotient of (a) the Deferred Cash Consideration, plus the product of (i) the aggregate exercise price of all of the In-the-Money Vested Options outstanding immediately prior to the Effective Time of Merger I times (ii) the Deferred Cash Consideration Percentage, divided by (b) the Fully Diluted Shares.

“DGCL” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“Effective Time of Merger I” has the meaning set forth in Section 1.1(a).

“Effective Time of Merger II” has the meaning set forth in Section 1.1(b).

“Employee Arrangements” has the meaning set forth in Section 3.19(a)(iii).

“Employment Agreements” means the employment agreements for Mahidhar Reddy, Mark Pastrone and Harsha Kollaramajalu, substantially in the form attached hereto as Exhibit I.

“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.

“Environmental Laws” has the meaning set forth in Section 3.17(g)(i).

“Environmental Permits” has the meaning set forth in Section 3.17(a).

“Equityholder Indemnified Parties” has the meaning set forth in Section 6.3(b).

“Equityholders” means, collectively, the Stockholders and the holders of In-the-Money Vested Options.

“ERISA” has the meaning set forth in Section 3.19(a)(i).

“Escrow Account” means the account or subaccount set up with the Escrow Agent in which the Escrow Amount is deposited.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

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“Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Parent, the Stockholders’ Representative, and the Escrow Agent in substantially the form attached hereto as Exhibit C.

“Escrow Amount” means the sum of the Indemnification Escrow Amount and WC Escrow Amount.

“Escrow Funds” means the amounts held in the Escrow Account, including the sum of the Indemnification Escrow Amount and WC Escrow Amount and any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Estimated Working Capital” has the meaning set forth in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Documents” has the meaning set forth in Section 2.9(a).

“Final Merger Consideration” means the Merger Consideration, as adjusted pursuant to Section 2.6.

“Final Working Capital” has the meaning set forth in Section 2.6(c).

“Final Working Capital Difference Amount”, which may be a positive or negative number, means the differences of the Final Working Capital and the Estimated Working Capital.

“Fraud” means actual, deliberate and intentional fraud (and not a constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) committed by a Person in the making of the representations and warranties in this Agreement (as modified by the Schedules), with the intent of deceiving the other Person to enter into this Agreement, and on which the other Person reasonably relies. For the avoidance of doubt, giving of a representation or warranty without scienter shall not constitute Fraud.

“Fully Diluted Shares” means the sum of (i) the aggregate number of Outstanding Company Common Shares, plus (i) the aggregate number of As-Converted Outstanding Company Preferred Shares, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all In-the-Money Vested Options outstanding immediately prior to the Closing.

“Fundamental Representations” has the meaning set forth in Section 6.3(d)(i).

“GAAP” has the meaning set forth in Section 3.6.

“Governmental Entity” has the meaning set forth in Section 3.5.

“Hazardous Materials” has the meaning set forth in Section 3.17(g)(ii).

“Illustrative Pre-Closing Statement and Working Capital Sample” in the form attached hereto as Annex A.

“In-the-Money Vested Option” has the meaning set forth in Section 2.3.

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“Incentive Plan” means the 2020 Equity Incentive Plan of the Company, as amended.

“Indebtedness” means, as of any time, without duplication, (a) all indebtedness for borrowed money; (b) obligations evidenced by notes, bonds, debentures or other similar instruments; (c) any liability of others described in clauses (a) and (b) above that the Person has guaranteed or that is otherwise its legal liability; or (d) all interest (accrued and unpaid), premiums, penalties, indemnities, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing Indebtedness. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any amounts reflected in Working Capital, (ii) any indebtedness, obligations and other liabilities that are solely between or among any one or more members of the Company or its Subsidiaries, (iii) any indebtedness incurred by or on behalf of Parent or Merger Sub, or (iv) any Transaction Expenses.

“Indemnification Escrow Amount” means One Million Five Hundred Thousand Dollars ($1,500,000) in cash.

“Indemnified Party” has the meaning set forth in Section 6.3(c)(i).

“Indemnifying Party” has the meaning set forth in Section 6.3(c)(i).

“Independent Accountant” has the meaning set forth in Section 2.6(b).

“Initial Cash Option Cancellation Payment” means (i) with respect to each Select Employee Optionholder, an amount in cash equal to the product of (a) the Option Cancellation Payment applicable to such Select Employee Optionholder, times (b) the percentage set forth under the heading “Cash Payment Percentage” on the Allocation Schedule for such Optionholder, (ii) with respect to each Remaining Optionholder, an amount in cash equal to the product of (x) Option Cancellation Payment applicable to such Remaining Optionholder, times (y) the Remaining Cash Consideration Percentage, and (iii) with respect to NAI Optionholders, an amount in cash equal to the product of (x) Option Cancellation Payment, times, (y) one (1) minus the Deferred Cash Consideration Percentage.

“Intellectual Property” means all intellectual property rights protectable by applicable Law in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

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“Intellectual Property Licenses” has the meaning set forth in Section 3.15(a).

“Interim Period” has the meaning set forth in Section 5.1.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” has the meaning set forth in Section 3.19(b).

“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, each of Mahidhar Reddy, Mark Pastrone and Steve Sincavage, (ii) in the case of Parent, Michael Farkas, Michael Rama, Brendan Jones and Aviv Hillo.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Licensed Intellectual Property” has the meaning set forth in Section 3.15(a).

“Losses” has the meaning set forth in Section 6.3(a).

“Major Customers” has the meaning set forth in Section 3.10(a).

“Major Customers and Suppliers” has the meaning set forth in Section 3.10(a).

“Major Suppliers” has the meaning set forth in Section 3.10(a).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Merger I” has the meaning set forth in Section 1.1(a).

“Merger II” has the meaning set forth in Section 1.1(b).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in Section 1.1(b).

“NAI Incremental Cash Consideration” means the sum of (a) the product of fifty percent (50%) of (i) the aggregate amount of all Option Cancellation Payments to the NAI Optionholders times (ii) the Closing Date Unadjusted Stock Consideration Percentage, plus (b) the aggregate amount of cash consideration in lieu of Parent Common Stock paid to the holders of Outstanding Company Common Shares or Outstanding Company Preferred Shares pursuant to Section 2.2(f).

“NAI Optionholders” has the meaning set forth in Section 2.5(c).

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“Negative Estimated Working Capital Adjustment Amount” means the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target.

“Newco” has the meaning set forth in Section 1.1(a).

“Newco Company Charter” has the meaning set forth in Section 1.4(a).

“Objection” has the meaning set forth in Section 2.6(b).

“Officer” means each of the officers set forth on Section 3.19(a) of the Company Disclosure Schedule.

“Option” means each option to purchase Company Common Stock granted under any employee stock option plan or arrangement of the Company.

“Option Cancellation Payment” means, as to each In-the-Money Vested Option, an amount equal to the product of (a) the aggregate amount of (i) the Closing Date Per Share Merger Consideration, minus (iii) the per share exercise price of the applicable In-the-Money Vested Option, multiplied by (b) the number of shares of Company Common Stock that would otherwise be issuable upon the exercise of such In-the-Money Vested Option.

“Option Surrender Form” has the meaning set forth in Section 2.3.

“Optionholder” means a holder of one or more Options.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 8.2(a).

“Outstanding Company Common Shares” means the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Closing.

“Outstanding Company Preferred Shares” means the aggregate amount of Company Series D Preferred and Outstanding Company Series E Preferred issued and outstanding as of immediately prior to the Closing.

“Outstanding Company Series D Preferred Shares” means the aggregate amount of Company Series D Preferred issued and outstanding as of immediately prior to the Closing.

“Outstanding Company Series E Preferred Shares” means the aggregate amount of Company Series E Preferred issued and outstanding as of immediately prior to the Closing.

“Owned Intellectual Property” has the meaning set forth in Section 3.15(b).

“Parent” has the meaning set forth in the Preamble.

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“Parent Common Stock” has the meaning set forth in Section 4.2.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Financial Statements” means the consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto).

“Parent Financials” has the meaning set forth in Section 4.8(b).

“Parent Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Parent Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition (“Parent Event”) that, either individually or in the aggregate, (a) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (b) prevents or materially impairs or delays the ability, of Parent or Merger Subs, or would reasonably be expected to prevent or materially impair or delay the ability, to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions; provided, however, that no Parent Event to the extent arising or resulting from any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Parent Material Adverse Effect, (i) changes in general economic conditions or in the industry in which Parent or its subsidiaries operate, (ii) changes from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic (including COVID-19), outbreak, hostility, act of war, sabotage, cyber-attack, terrorism or military action, or other force-majeure events, (iii) changes in Law, (iv) changes in GAAP, (v) the failure to meet internal projections, forecasts, predictions, estimates or models (provided that the underlying events giving rise to such failure (to the extent not otherwise falling into any of the exceptions provided in clauses (i)-(iv) and (vi)) may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Parent Material Adverse Effect), (vi) compliance with the express terms of this Agreement, (vii) the announcement of this Agreement and the Contemplated Transactions or the pendency or consummation of the Contemplated Transactions, (viii) to the extent such event was disclosed in the Parent Disclosure Schedule, or (ix) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; provided further that subclauses (i) through (iv) and (ix) may be taken into account in determining a Parent Material Adverse Effect if such Parent Event disproportionately impacts the Parent or its subsidiaries, as applicable, relative to other Persons in the industry in which the Parent or its subsidiaries conducts business.

“Parent SEC Documents” means all reports, schedules, forms, statements, registration statements, prospectuses, and other documents required to be filed or furnished by Parent with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, since January 1, 2021.

“Parent Stock Price” means the arithmetic average of the daily volume-weighted average prices for the Parent Common Stock on Nasdaq, as reported on Bloomberg Page “BLNK US<equity>AQR” calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, on each of the twenty (20) consecutive complete trading days ending on the last trading day prior to the Closing Date.

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“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” means the paying agent agreement to be entered into at Closing by and among Parent, the Stockholders’ Representative, and the Paying Agent in substantially the form attached hereto as Exhibit G.

“Payoff Letter” has the meaning set forth in Section 2.1(c).

“Performed Purchase Orders” means any purchase order for the Company’s or its Subsidiaries’ products and services for which all of the executory obligations have been performed.

“Permits” has the meaning set forth in Section 3.11.

“Permitted Encumbrances” means (a) any lien for current Taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established; (b) statutory liens of landlords, liens of carriers, warehousepersons and mechanics, and purchase money liens that in each case are incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; (d) restrictions on transfer of securities under applicable securities laws, (e) non-exclusive licenses granted by the Company in the ordinary course of business, and (f) liens discharged at or prior to Closing.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Positive Estimated Working Capital Adjustment Amount” means the amount, if any, by which Estimated Working Capital exceeds the Working Capital Target

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Statement” has the meaning set forth in Section 2.4.

“Pro Rata Share” means with respect to each Equityholder, the amount, expressed as a percentage, equal to (a) the number of (i) Outstanding Company Common Shares held by such Stockholder plus (ii) As-Converted Outstanding Company Preferred Shares held by such Stockholder, plus (iii) the number of shares of Company Common Stock issuable upon the exercise of all In-the-Money Vested Options held by such Equityholder and outstanding as of immediately prior to Closing, divided by (b) the Fully Diluted Shares.

“Purchase Order Information” means the information set forth on Section 3.10(a)(ix) of the Company Disclosure Schedules for any purchase order for the Company’s or its Subsidiaries’ products and for which (x) less than all of the executory obligations have been performed and (y) there are annual payments or receipts thereunder in excess of $100,000.

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“R&W Policy” means the binder and form of representation and warranty insurance policy issued by Chubb and/or its Affiliates attached hereto as Exhibit H.

“Registration Rights Agreement” means the Registration Rights Agreement among Parent and the Stockholders in the form attached hereto as Exhibit E.

“Remaining Cash Consideration Amount” means an amount equal to (a) the Closing Date Adjusted Cash Consideration, minus (b) the aggregate amount of all Initial Cash Option Cancellation Payments of Select Employee Optionholders minus (c) the NAI Initial Cash Option Cancellation Payment, minus (d) the aggregate amount of cash consideration paid to the holders of Outstanding Company Common Shares or Outstanding Company Preferred Shares pursuant to Section 2.2(f).

“Remaining Cash Consideration Percentage” means an amount, expressed as a percentage, of the quotient of (a) the Remaining Cash Consideration Amount, divided by (b) (i) the Remaining Stock Consideration Amount, plus (ii) the Remaining Cash Consideration Amount, plus (iii) the Remaining Deferred Cash Consideration Amount (excluding Accrued Interest), as set forth on the Allocation Schedule.

“Remaining Deferred Cash Consideration Amount” means an amount equal to (a) the Deferred Cash Consideration, minus (b) the aggregate amount of all Deferred Cash Option Cancellation Payments of Select Employee Optionholders and NAI Optionholders and the aggregate amount of Deferred Per Share Merger Consideration paid to the holders of Outstanding Company Common Shares or Outstanding Company Preferred Shares pursuant to Section 2.2(b), Section 2.2(c), or Section 2.2(d) who who received cash in lieu of Parent Common Stock pursuant to Section 2.2(f).

“Remaining Optionholders” has the meaning set forth in Section 2.5(f).

“Remaining Stock Consideration Amount” means an amount equal to (a) the Closing Date Adjusted Stock Consideration, minus (b) the aggregate amount of all Stock Option Cancellation Payments of Select Employee Optionholders.

“Remaining Stock Consideration Percentage” means an amount, expressed as a percentage of the quotient of (a) the Remaining Stock Consideration Amount, divided by (b) (i) the Remaining Stock Consideration Amount, plus (ii) the Remaining Cash Consideration Amount plus the Remaining Deferred Cash Consideration Amount (excluding Accrued Interest), as set forth on the Allocation Schedule.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Requisite Stockholder Approval” means the adoption of this Agreement and the Mergers by the affirmative vote of (i) the Combined Majority Interest and (ii) the Series D Majority Interest.

“Resolutions” has the meaning set forth in Section 6.3(c)(ii).

“Restricted Covenant Agreements” means the Restricted Covenant Agreements in the form attached hereto as Exhibit J.

“Retention” means the retention amount provided for under the R&W Policy.

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“Review Period” has the meaning set forth in Section 2.6(b).

“SEC” has the meaning set forth in Section 4.8(a).

“SEC Reports” has the meaning set forth in Section 4.8(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Select Employee Optionholders” has the meaning set forth in Section 2.5(e).

“Series D Liquidation Amount” shall have the meaning as set forth in, and be calculated pursuant to, the Company Charter.

“Series D Majority Interest” means the holders of at least a majority of the outstanding shares of Company Series D Preferred.

“Series E Liquidation Amount” shall have the meaning as set forth in, and be calculated pursuant to, the Company Charter.

“Specified Representations” has the meaning set forth in Section 6.3(d)(i).

“Stock Option Cancellation Payment” means (a), with respect to each Select Employee Optionholder, a number of shares of Parent Common Stock (issuable at the Parent Stock Price) equal to the product of (A) the Option Cancellation Payment applicable to such Select Employee Optionholder, times (B) the percentage set forth under the heading “Stock Payment Percentage” on the Allocation Schedule for such Optionholder, in each case, as set forth on the Allocation Schedule and (b), with respect to each Remaining Optionholder, a number of shares of Parent Common Stock (issuable at the Parent Stock Price) equal to the product of (A) the Option Cancellation Payment applicable to such Remaining Optionholder, times (B) the Remaining Stock Consideration Percentage, in each case, , as set forth on the Allocation Schedule.

“Stockholders” means the holders of Company Capital Stock.

“Stockholders’ Representative” means Shareholder Representative Services LLC, who is appointed by each of the Equityholders as of the Closing to act on their behalf for the purposes and on the terms specified in Section 6.7.

“Stockholders’ Representative Expense Fund” means two million six hundred thousand dollars ($2,600,000).

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiaries” means SemaConnect Holdings Inc., a Delaware corporation, SemaConnect Systems India Pvt. Ltd, an Indian corporation, and SemaConnect Charging Infra Pvt. Ltd., an Indian corporation.

“Surrendered Certificate(s)” means one or more stock certificates representing the applicable Outstanding Company Common Shares or Outstanding Company Preferred Shares surrendered in accordance with this Agreement or, if any stock certificate representing Outstanding Company Common Shares or Outstanding Company Preferred Shares has been lost, stolen or destroyed, compliance with Section 2.5(h) with respect to such applicable Outstanding Company Common Shares or Outstanding Company Preferred Shares.

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“Surviving Company” has the meaning set forth in Section 1.1(b).

“Surviving Company Limited Liability Company Agreement” has the meaning set forth in Section 1.4(b).

“Tail Policy” has the meaning set forth in Section 5.8(c).

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, value added, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.

“Tax Proceeding” has the meaning set forth in Section 6.5(d).

“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes, filed or required to be filed with any Governmental Entity, including any schedule or attachment hereto and any amendment thereof.

“Tendering Optionholder” has the meaning set forth in Section 2.3.

“Tendering Stockholder” means each Stockholder that has delivered to the Company, a Letter of Transmittal and Surrendered Certificate(s) with respect to the Outstanding Company Common Shares and/or Outstanding Company Preferred Shares, as applicable, held by such Stockholder.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Letter of Transmittal, and the Registration Rights Agreement.

“Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Transaction Documents or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by the Company, in each case, to the extent such costs, fees, and expenses are payable or reimbursable by the Company or its Subsidiary and which are unpaid as of the Effective Time of Merger I, including (a) all fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (b) 50% of any Transfer Taxes that are attributable to the Equityholders, (c) 50% of the underwriting fees and other fees or expenses incurred in connection with procuring the R&W Policy, (d) 50% of all fees and expenses of the Escrow Agent pursuant to the Escrow Agreement and (e) 50% of all fees and expenses of the Paying Agent pursuant to the Paying Agent Agreement.

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition or Encumbrance.

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“Transfer Taxes” has the meaning set forth in Section 6.3(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“WC Adjustment Amount” has the meaning set forth in Section 2.6(d)(i).

“WC Adjustment Amount Per Share” means the quotient of (a) the WC Adjustment Amount over (b) the Fully Diluted Shares.

“WC Adjustment Cap Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000).

“WC Escrow Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000).

“Willful Breach” means a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach.

“Working Capital” means (i) the consolidated Current Assets of the Company and the Subsidiaries, less (ii) the consolidated Current Liabilities of the Company and the Subsidiaries, determined as of the Calculation Time.

“Working Capital Target” means Six Hundred Thousand Dollars ($600,000).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

BLINK CHARGING CO.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	Chief Executive Officer

Blink Sub I Corp.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	President, Secretary & Treasurer

Blink Sub II LLC

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	Authorized Person

SEMACONNECT, INC.

By:	/s/ Mahidhar Reddy
Name:	Mahidhar Reddy
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director